UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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 SCHEDULE 14A
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Callon Petroleum Company
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Callon Petroleum Company. (“Callon,” the “Company,” “us,” “we,” “our” or like terms), a Delaware corporation, will be held in Natchez, Mississippi, on Thursday, May 10, 2018, at 9:00 a.m. Central Daylight Time (“CDT”), in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120, for the following purposes:

1.	To elect three Class III directors to serve on our Board of Directors (the “Board”), each for three years;

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers (“NEOs”);

3.	To approve the Company’s 2018 Omnibus Incentive Plan (the “2018 Plan”);

4.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

This Notice of Annual Meeting of Stockholders and the Proxy Statement herein provide further information on the Company’s performance and corporate governance and describe the matters to be presented at the Annual Meeting. The Board set March 16, 2018 as the record date (the “Record Date”) for the Annual Meeting. Holders of record of our common stock at the close of business on the Record Date are entitled to receive this notice of, and vote at the Annual Meeting.

Beginning on or about March 23, 2018, we mailed an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to our holders of record. The Notice contained instructions on how to access the Proxy Statement and related materials on the Internet and how to enter your voting instructions. Instructions for requesting a paper copy of the proxy materials are contained in the Notice. A list of stockholders entitled to vote at the Annual Meeting will be available at our office at 200 North Canal Street, Natchez, MS 39120 during normal business hours for a period of ten days prior to the meeting and will also be available for inspection at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, please vote electronically via the Internet or by telephone, or please complete, sign, date and return the accompanying proxy card as soon as possible. See “Annual Meeting Information” towards the end of this Proxy Statement for more details.

We thank you for your continued support and look forward to seeing you at the Annual Meeting.

Natchez, Mississippi	By Order of the Board of Directors
March 23, 2018

B.F. Weatherly
Corporate Secretary

YOUR VOTE IS IMPORTANT!

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on
May 10, 2018, at 9:00 a.m., Central Daylight Time:

This Proxy Statement and our 2017 Annual Report on Form 10-K are available at:

https://www.viewproxy.com/CallonPetroleum/2018 and www.callon.com

If you have any questions or need assistance voting your shares, please call our proxy solicitor:

Alliance Advisors
200 Broadacres Drive, 3rd Fl.
Bloomfield, NJ 07003

Banks and Brokerage Firms, please call: (973) 873-7700

Stockholders, please call toll free: (833) 786-5511

PROXY STATEMENT SUMMARY

This summary is included to provide an introduction and overview of the information contained in this Proxy Statement. This is a summary only and highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider and is not a form for voting. You should read the entire Proxy Statement carefully before voting. Additional information regarding our 2017 performance can be found in our Annual Report on Form 10-K.

Annual Meeting of Stockholders

Date and Time	May 10, 2018, at 9:00 a.m., Central Daylight Time
Location	Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120
Record Date	March 16, 2018
Proxy Voting	Shareholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote by proxy or at the annual meeting

Items to be Voted on at the Annual Meeting

Proposals		Board Recommendations
1.	Election of directors	FOR each nominee
2.	Advisory vote to approve NEO compensation	FOR
3.	Approval of the 2018 Plan	FOR
4.	Ratification of the appointment of independent registered public accounting firm	FOR

2017 Performance Highlights

2017 was a year of transition, growth and solid results for Callon. In May 2017, we unexpectedly lost our long-time Board Chairman and Chief Executive Officer (“CEO”), Fred Callon, which led to several changes on our leadership team. Even with these transitions, the company achieved strong results as we continued to grow production, reserves, and cash margins against the backdrop of an improving, but tenuous commodity environment. Importantly, we successfully integrated over 40,000 net acres in the Midland and Delaware Basins that were acquired over the last two years, ensuring that these investments had a near-term impact on stockholder value in 2017. Other key accomplishments included the following:

•	Increased daily production approximately 50% year over year to 22,940 barrels of oil equivalent per day (“Boepd”), with a sustained oil content of nearly 80%;

•	Achieved three-year compounded annual production growth rate of 60%;

•	Increased estimated net proved reserves nearly 50% year over year to 137 million barrels of oil equivalent (“MMBoe”), with 51% classified as proved developed producing;

•	Replaced 2017 production by 642%;

•
Increased corporate cash margins by 34% to $25.05 per barrels of oil equivalent (“Boe”) despite an inflationary service cost environment and substantial growth in employee count to execute our growth strategy;

•	Decreased lease operating expense (“LOE”) per Boe by 13% and general and administrative expense (“G&A”) per Boe by 32% year over year;

•	Improved our “drill bit” finding and development (“F&D”) costs to $8.21 per Boe despite an inflationary service cost environment;

•	EBITDA margins continued to be amongst highest within our Permian peer group;

•	Closed on our acquisition of over 16,000 net acres in the Delaware Basin, establishing our new Spur operating area as a beachhead for future growth;

•	Subsequently acquired 2,488 contiguous net acres within our footprint during the year;

•	Achieved a 65% decrease in water spills and 50% decrease in oil spills per MMBO vs 2016;

•	Nearly doubled participation in our proactive safety observation card program (Callon and contractors) compared to 2016, with ~4,500 cards submitted;

•	Reduced our Debt/Last Three Quarters Annualized (“LTQA”) EBITDA ratio(i) to 2.2x (1.8x on a Debt/Last Quarter Annualized (“LQA”) basis(i));

•	Issued Senior Notes at an effective yield of 5.2%, contributing to a improved cost of capital;

•	Increased liquidity by increasing the borrowing base to $700 million and also added four lending institutions to our bank group.

(i) See Appendix B for a reconciliation of Non-GAAP financial measures.	3

Executive Compensation Highlights

Our compensation policies and practices promote a performance-based culture and align our executives’ interests with those of our stockholders through a strong emphasis on at-risk compensation tied to the achievement of performance objectives and the creation of stockholder value. In this Proxy Statement, you will find a discussion of our pay-for-performance compensation program structured to align executive pay with Company performance, stockholder expectations and prevailing market practices. Key actions in 2017 included the following:

•
With the sudden passing of our long-time CEO and Chairman of the Board Fred L. Callon in May 2017, the Board approved the promotion of Joseph C. Gatto, Jr., previously President and Chief Financial Officer (“CFO”), to CEO, and the Compensation Committee increased salaries and granted restricted stock unit (“RSUs”) awards for Mr. Gatto and Chief Operating Officer (“COO”) Gary Newberry commensurate with their expanded responsibilities;

•
As a result of the achievements detailed above and in the Compensation Discussion and Analysis (“CD&A”) section, the Compensation Committee awarded bonuses above target for our NEOs for 2017 performance;

•	The Compensation Committee granted long-term incentives to our NEOs, 60% of which were tied to our Total Stockholder Return (“TSR”); and

•
The Compensation Committee certified the results of the 2015 grants of performance-based stock units (“PSUs”), which measured our TSR against certain of our peers for the 2015 to 2017 time period, ranking third out of 13 peers, resulting in 183% of the targeted number of PSUs vesting.

Approximately 96% of the shares voted at our 2017 Annual Meeting approved our 2016 executive compensation by supporting our “say-on-pay” proposal.

Key Elements of Our Executive Compensation

•	“Pay-for-Performance” philosophy linking incentive compensation directly to performance, with a significant portion of total annual compensation placed “at risk”

•	Competitive base salary

•	Annual cash bonus incentive tied to the achievement of Company performance objectives

•	Long-term equity-based incentive awards, including time-based RSUs and a PSU program based on relative TSR

•	Carefully considered performance metrics that do not encourage excessive risk-taking

•	Balanced consideration of internal pay parity, external competitiveness and performance results

•
Competitive benefit plans and programs in line with our overall employee population, including retirement and health benefits, and change in control severance protection, but no significant perquisites.

Governance Highlights

We are committed to effective and sustainable corporate governance, which we believe strengthens Board and management accountability, promotes the long-term interests of our stockholders and helps build public trust in our Company. We continually assess our core values and governance principles to ensure that we operate our business responsibly, ethically and in a manner aligned with the interests of our stockholders. Highlights of our commitment to strong corporate governance include the following:

•	Board: Six meetings in 2017

◦	Committee meetings:

▪	Audit: Five meetings

▪	Compensation: Five meetings

▪	Nominating and Corporate Governance: Six meetings

▪	Strategic Planning and Reserves: Three meetings

•	All seven of the current directors are independent, and if the nominated directors are elected, then seven out of eight directors will be independent

•	All committees are comprised entirely of independent directors

•	Appointed an independent, non-executive director as Chairman of the Board

•	Paced refreshment of the Board; following the 2018 Annual Meeting, if the nominated directors are elected, five of the eight directors will have joined within the last five years

•	Board includes a balance of experience, tenure and qualifications in areas important to our business

•	Overboarding policy in place for directors

•	Regular executive sessions of independent directors

•
Updated all governance documents, including all committee charters, the Code of Business Conduct and Ethics, and the Corporate Governance Guidelines, which increased focus on the composition of the Board and the director selection process, including emphasis on diversity, as reflected in the nominees for this Annual Meeting

•	Conduct annual Board and committee self-evaluations

•	Annual Say-On-Pay voting

•	Majority vote standard for uncontested director elections

•	Significant director and executive officer stock ownership guidelines

•	Regular succession planning

•	Independent executive compensation consultant reporting to the Compensation Committee

•	No employment agreements with NEOs

•	No excise or other tax gross-ups in our compensation plans

•	Double-trigger change-in-control provisions in our severance agreements and equity awards

•	No Poison Pill (Stockholder Rights Plan)

•	Stringent insider trading, anti-hedging and anti-pledging policies

•	Active stockholder engagement practices

PROPOSAL 1 - ELECTION OF DIRECTORS

The Board currently consists of seven directors, and our Certificate of Incorporation provides for a classified Board. The current Board is divided into three classes designated as Class I, Class II and Class III, with staggered, three-year terms. The following table provides information with respect to all current directors and the nominees for Class III terms who have been nominated for election at the 2018 Annual Meeting.

			Position (Committee Memberships)
Name	Age	Director Since	Audit	Compensation	Nominating and Corporate Governance	Strategic Planning and Reserves
Class I Directors (a)
Michael L. Finch	62	2015	✓		✓	✓
Larry D. McVay	70	2007	✓		✓	Chair
John C. Wallace (b)	79	1994	Chair	✓		✓
Class II Directors (c)
Matthew R. Bob	60	2014		Chair	✓	✓
Anthony J. Nocchiero	66	2011	✓	✓	Chair	✓
James M. Trimble	69	2014		✓	✓	✓
Class III Directors (d)
Barbara J. Faulkenberry (e)	58
L. Richard Flury (e)(f)	70	2004	✓	✓		✓
Joseph C. Gatto, Jr. (e)	47

(a)	Term expires in 2019.

(b)	Retiring in 2018.

(c)	Term expires in 2020.

(d)	If elected, term will expire in 2021.

(e)	Nominee.

(f)	Chairman of the Board.

Based on the recommendations from the Nominating and Corporate Governance Committee, our Board has nominated one continuing Class III Director, L. Richard Flury, to stand for re-election, and two new nominees, Barbara J. Faulkenberry, a retired two-star Air Force General, and Joseph C. Gatto, Jr., the Company’s President and CEO, to stand for election to the Board for a three-year term expiring at our 2021 Annual Meeting, or, in each case, until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal. Mr. Wallace has informed the Board of his intent to retire upon the close of 2018 Annual Meeting. Following this retirement, Class I will be made up of two directors.

Director Nominees

The following biographies reflect the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve on the Board:

Barbara J. Faulkenberry	Class III Director Nominee
Major General (Ret.) Faulkenberry is a first-time nominee for the Board. General Faulkenberry retired from the U.S. Air Force in 2014 as a Major General (2-stars) after a 32-year career, finishing in the top 150 leaders of a 320,000-person global organization. Her last assignment was as Vice Commander (COO) and interim Commander (CEO) of a 37,000-person organization conducting all global Department of Defense air cargo, passenger, and medical patient movements with 1,100 military aircraft plus contracted commercial aircraft. General Faulkenberry is currently an independent director for USA Truck, a publicly-traded provider of logistics and trucking services across North America, where she serves as chair of the Technology Committee and as a member of the Nominating and Corporate Governance Committee. She is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow and is highly involved with their director-focused education in cyber security to complement her military experience in cyber defenses, both of which contribute to best practices in corporate governance and cyber security. She received a BS degree from the Air Force Academy in 1982, an MBA from Georgia College in 1986, and a Master of National Security from the National Defense University in 1999. She’s also attended strategic-level leadership courses at Harvard, Cambridge, and Syracuse Universities. General Faulkenberry brings to the Company senior leadership experience in the areas of logistics, strategic planning, risk management, technology, cyber security, and leadership development, which we believe qualifies her to serve as a member of our Board.

L. Richard Flury	Class III Director Nominee, Chairman of the Board
Mr. Flury was appointed to the Board in 2004. In May 2017, with the passing of our then Chairman of the Board, Fred L. Callon, Mr. Flury was selected as the Chairman of the Board. Mr. Flury has been retired since 2001. Prior to 2001, he spent over 30 years with Amoco Corporation, and later, BP p.l.c., most recently as Chief Executive, Gas and Power and Renewables. Prior to Amoco’s merger with BP in 1998, he served in various executive positions, including Chief Executive for Worldwide Exploration and Production and Executive Vice President of Amoco Corporation. Mr. Flury was a member of the Board of QEP Resources, Inc., a publicly traded oil and gas exploration company, from 2010 until 2015, and is also a director and the non-executive Chairman of Chicago Bridge and Iron Company, N.V., a publicly-traded engineering, procurement and construction company. He is a graduate of the University of Victoria (Canada). Mr. Flury has many years of prior experience with a major oil and gas company, as well as continued involvement in the industry through his other directorship positions. Mr. Flury’s vast experience and extensive knowledge of the oil and gas exploration and production (“E&P”) industry and service on other boards of directors, together with his executive-level perspective and strategy-making abilities, strengthen the Board’s collective qualifications, skills and experience, and will continue to prove very beneficial to us.

Joseph C. Gatto, Jr.	Class III Director Nominee, President and CEO
Mr. Gatto joined the Company in April 2012 as Senior Vice President, Corporate Finance, with responsibility for our capital markets and strategic planning functions, in addition to investor relations activities. Effective March 31, 2014, Mr. Gatto was appointed Chief Financial Officer and Treasurer of the Company and in August, 2016 was promoted to President, while retaining the roles of Chief Financial Officer and Treasurer. In May, 2017 he was promoted to Chief Executive Officer and retained the role as President. Prior to joining Callon, Mr. Gatto was a Managing Director in the energy investment banking groups of Merrill Lynch & Co. and Barclays Capital from July 1997 until February 2009, with involvement in all phases of M&A and capital raising transactions for his clients. In February 2009, he founded MarchWire Capital, LLC, a financial advisory and strategic consulting firm, and subsequently served as Head of Structuring and Execution with Merrill Lynch Commodities, Inc. from January 2010 until November 2011. Mr. Gatto graduated from Cornell University with a BS degree in 1992 and The Wharton School of the University of Pennsylvania with an MBA in 1997. Mr. Gatto’s experience advising energy companies on strategic and financial matters and leading transactions, as well as his tenure with the Company and knowledge and insight of Callon’s assets, operations, and people, will provide valuable contributions to the Board.

Majority Vote Standard

Our Corporate Governance Guidelines provide for a majority voting policy in uncontested director elections. The Company believes that this majority vote standard ensures accountability and the opportunity for a positive mandate from the Company’s stockholders. At any stockholder meeting for the election of directors at which a quorum is present, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (“Majority Withheld Vote”) shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee following certification of the stockholder vote, unless the number of nominees exceeds the number of directors to be elected as of the Record Date for such meeting, in which event the directors shall be elected by a plurality of the votes cast. Such resignation will only be effective upon Board acceptance of such resignation after receiving the recommendation of the Nominating and Corporate Governance Committee.

If a director nominee receives a Majority Withheld Vote, then, promptly following certification of the election results, the Nominating and Corporate Governance Committee will consider any factors it deems relevant to the best interests of the Company and our stockholders in determining whether to accept the director’s resignation and recommend to the Board the action to be taken with respect to the tendered resignation. Within 120 days following certification of the stockholder vote, the Board shall consider the recommendation and make a determination as to whether to accept or reject such director’s resignation and shall notify the director concerned of its decision. We will also promptly publicly disclose the Board’s decision and process in a periodic or current report filed with or furnished to the SEC.

If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect upon the outcome of the vote. All shares of common stock represented by the proxies will be voted “FOR” the election of the above director nominees, except where authority to vote in the election of directors has been withheld. Should the nominees become unable or unwilling to serve as a director at the time of the 2018 Annual Meeting, the person or persons exercising the proxies will vote for the election of substitute nominees designated by the Board, or the Board may choose to reduce the number of members of the Board to be elected at the 2018 Annual Meeting in order to eliminate the vacancy. Your proxy cannot be otherwise voted for a person who is not named in this Proxy as a candidate for director or for a greater number of persons than the number of director nominees named. The Board has no reason to believe that the nominees will be unable or unwilling to serve if elected.

The Board recommends that you vote “FOR” the three nominees.

Directors Continuing in Office

Biographical information for our other directors continuing in office is as follows:

Matthew R. Bob	Class II Director
Mr. Bob was elected to the Board at the 2014 Annual Meeting. Mr. Bob has been the founder and Managing Member of MB Exploration and affiliated companies since 1994. MB Exploration is engaged in the oil and gas exploration, development and consulting business. Mr. Bob currently serves as President of Eagle Oil and Gas. Mr. Bob also served as President of Hall Phoenix Energy LLC, a privately held oil and gas company, from 2009 to 2011. Prior to forming MB Exploration in 1994, Mr. Bob was Chief Geophysicist at Pitts Oil Company. He began his career at Union Oil Company of California where he held various geological positions. He is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Dallas Petroleum Club, and is a registered Geoscientist in the States of Texas, Mississippi and Louisiana. He holds a B.A. in Geology from St. Louis University, an M.S. in Geology from Memphis University, and is a graduate of Harvard University’s Executive Management Program. Mr. Bob’s extensive knowledge of the oil and gas exploration and production business and technical expertise are an asset to the Board and qualify him as a director.

Michael L. Finch	Class I Director
Mr. Finch was elected to the Board at the 2015 Annual Meeting. He served as CFO and a member of the Board of Directors of Stone Energy Corporation (“Stone”) from its initial public offering in 1993 until his resignation in 1999. He was affiliated with Stone in a variety of capacities for nineteen years. Prior to his service with Stone, he was employed by Arthur Andersen & Co. in New Orleans, Louisiana from 1976 to 1980. Mr. Finch has been a private investor and a financial consultant in the energy industry since 1999. He was licensed as a Certified Public Accountant in 1978 (inactive status at present), and received a Bachelor of Science in Accounting from the University of South Alabama in 1976. Mr. Finch was an independent director of Petroquest Energy, Inc. from 2003 to 2016, where he served as chairman of the Audit Committee, as a member of the Compensation Committee, and as a member of the Nominating and Corporate Governance Committee. Mr. Finch has extensive financial, accounting and operating experience within our industry, and his background, prior experiences, professional credentials and expertise qualify him as a director and “financial expert.”

Larry D. McVay	Class I Director
Mr. McVay was appointed to the Board in October 2007. Mr. McVay has been a Managing Director of Edgewater Energy, LLC, a privately held oil and gas investment company, since 2007. From 2003 until 2006, he served as COO of TNK-BP Holding, one of the largest oil producing companies in Russia. From 2000 to 2003, he served as Technology Vice President and Vice President of Health, Safety and Environment for BP. He also led the global E&P Operations Excellence effort for improving the operating efficiency of BP’s upstream operations. Mr. McVay earned a mechanical engineering degree from Texas Tech University, where he was recognized as a Distinguished Engineer in 1995. In January 2008, Mr. McVay became a member of the Board of Directors of Praxair, Inc., an industrial gases company in North and South America, where he serves on the Audit Committee, the Technology, Safety and Sustainability Committee and is chairman of the Finance & Pension Committee. Mr. McVay is also a member of the Board of Directors of Chicago Bridge and Iron, N.V., a publicly traded engineering, procurement, and construction company, where he serves on the Audit Committee, the Strategic Initiatives Committee and is the chairman of the Corporate Governance Committee. Mr. McVay has been directly involved in nearly all aspects of the oil and gas industry, including drilling, production, finance, environmental risk, and safety. We believe that this experience and his knowledge of the E&P industry, particularly in the Permian Basin, as well as service on other boards of directors, provides invaluable insight in the development of our long-term strategies, qualifying him for service on our Board.

Anthony J. Nocchiero	Class II Director
Mr. Nocchiero was first elected to the Board in March 2011. Since 2010, Mr. Nocchiero has been retired. From April 2007 until September 2010, Mr. Nocchiero held the position of senior vice president and Chief Financial Officer for CF Industries, Inc. From July 2005 until March 2007, he was the Vice President and CFO for Merisant Worldwide, Inc. From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant. From January 1999 until December 2001, Mr. Nocchiero served as Vice President and CFO of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation in various financial and management positions, including service as Amoco’s Vice President and controller from April 1998 to January 1999. Mr. Nocchiero holds a B.S. degree in chemical engineering from Washington University in St. Louis and an M.B.A. degree from the Kellogg Graduate School of Management at Northwestern University. Mr. Nocchiero has previous experience serving as a member of the Board of Directors of various public and private companies, including Terra Nitrogen LP, Keytrade AG, Vysis Corporation and the Chicago Chamber of Commerce. Mr. Nocchiero brings to Callon a broad knowledge of the oil and gas industry, extensive experience with finance and M&A transactions, and accounting and financial management background that qualify him as a “financial expert,” all which make him a meaningful contributor to our Board.

James M. Trimble	Class II Director
Mr. Trimble was elected to our Board at the 2014 Annual Meeting. Mr. Trimble was appointed to the Board of Directors of Stone Energy Corporation (NYSE: SGY) in March 2017 and then appointed interim Chief Executive Officer and President effective April 28, 2017. Mr. Trimble served as CEO and President of PDC Energy, Inc. from 2011 until his retirement effective January 1, 2015. Mr. Trimble was an officer of PDC in September 2013 when twelve partnerships for which PDC was the managing general partner each filed for bankruptcy in the federal bankruptcy court, Northern District of Texas, Dallas Division. From 2005 until 2010, Mr. Trimble was Managing Director of Grand Gulf Energy, Limited, a public company traded on the Australian Securities Exchange, and President and CEO of Grand Gulf’s U.S. subsidiary Grand Gulf Energy Company LLC, an exploration and development company focused primarily on drilling in mature basins in Texas, Louisiana and Oklahoma. From 2000 through 2002, Mr. Trimble was CEO of Elysium Energy, a privately held oil and gas company. Prior to this, he was Senior Vice President of Exploration and Production for Cabot Oil and Gas, a publicly traded independent energy company. Mr. Trimble was hired in July 2002 as CEO of TexCal (formerly Tri-Union Development) to manage a distressed oil and gas company through bankruptcy, and that company filed for Chapter 11 reorganization within 45 days after the date that Mr. Trimble accepted such employment. He successfully managed the company through its exit from bankruptcy in 2004. Mr. Trimble currently serves on the Board of Directors of Crestone Peak Resources LLC (a private company operation in the DJ Basin of Colorado) since December 2016. Mr. Trimble previously served on the boards of PDC Energy from 2009 until June 2016, C&J Energy Services LTD from March of 2016 to January 2017 to assist with it Chapter 11 process, Seisgen Exploration LLC, a small private exploration and production company operating in southern Texas, from 2008 to 2015, Grand Gulf Energy LTD from 2009 to 2012, and Blue Dolphin Energy, an independent oil and gas company with operations in the Gulf of Mexico from November 2002 until May 2006. Mr. Trimble is a Registered Professional Engineer who provides the Board a valuable source of engineering, drilling and oil and gas operations management expertise, and his experience as a CEO and board member enhances the Board’s knowledge of current developments and best practices in the industry.

Retiring Director

John C. Wallace	Class I Director
Mr. Wallace has been a member of our Board since 1994. He is a Chartered Accountant having qualified with PricewaterhouseCoopers in Canada in 1963, after which he joined Baring Brothers & Co., Limited in London, England. Prior to his retirement in December 2010, Mr. Wallace served for over twenty-five years as Chairman of Fred. Olsen Ltd., a London-based corporation that he joined in 1968 and which specializes in the business of shipping, renewable energy and property development. He received his B. Comm degree majoring in Accounting and Economics from McGill University in 1959. In November 2004, he successfully completed the International Uniform Certified Public Accountant Qualification Examination and has received a CPA Certificate from the State of Illinois. Mr. Wallace is also retired from the Board of Directors of Bonheur ASA, Oslo, a publicly-traded shipping company, with interests in offshore energy services and renewable energy. In May 2012, Mr. Wallace was appointed as a non-executive director to the Board of Directors of Siem Offshore Inc., a publicly traded shipping company in Norway with a fleet of vessels active in the offshore energy sector, and for which he is a member of the Audit Committee. As a result of his association with Fred Olsen, Ltd. and various associated or related companies, Mr. Wallace has extensive financial and accounting experience in not only the oil and gas industry, but in a number of other related industries, qualifying him as “financial expert.”

All of our directors are United States citizens, except Mr. Wallace, who is a citizen of Canada, and Mr. Flury, who holds both U.S. and Canadian citizenship.

CORPORATE GOVERNANCE

Board Structure and Responsibilities

General information

Our Board is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies, and promoting the long-term interests of the Company. The Board possesses and exercises oversight authority over our business but, subject to our governing documents and applicable law, delegates day-to-day management of the Company to our CEO and our executive management. The Board generally fulfills its responsibilities through regular meetings to review significant developments affecting us and to act on matters requiring Board approval. Between regularly scheduled meetings, the Board may also hold special meetings, execute unanimous written consents, and participate in telephone conference calls when an important matter requires Board action. During 2017, our Board met formally six times and transacted business on nine occasions during the year by unanimous written consent. All of our directors attended each of the Board meetings either in person or by telephone. In addition, to promote open discussion, the non-employee directors meet in executive session without management following each quarterly board meeting. L. Richard Flury, initially the Chairman of the Compensation Committee and then appointed as Chairman of the Board, was selected to preside over all executive sessions during 2017. It is the policy of the Board that, to the extent possible, all directors attend the annual meeting. All then current directors attended the 2017 annual meeting.

The Board, in consultation with the Nominating and Governance Committee, has determined that a classified board structure continues to be appropriate for us, particularly in an industry where long-term strategic planning is critical for the successful exploration, development and production of oil and natural gas resources. Our future success depends in significant part on the in-depth knowledge of our business and operations by our directors. We believe that a classified board promotes stability, continuity and experience among our directors, which is essential to developing and implementing long-term strategies, while resisting the pressure to focus on short-term results at the expense of enhancing long-term value and success.

Director independence

To minimize potential conflicts, it is a policy of the Board that a majority of the non-employee members of the Board be independent. In accordance with the standards for companies listed on the NYSE and the rules and regulations promulgated by the SEC, as well as our Corporate Governance Guidelines, the Board considers a director to be independent if it has affirmatively determined that the director has no material relationship with the Company that could compromise his ability to exercise independent judgment in carrying out his responsibilities. The Board makes independence determinations when it approves director nominees for election at the annual meeting and also whenever a new director joins the Board between annual meetings. The Board reviewed the independence of its directors and nominees in accordance with the standards described above and affirmatively determined that each of its directors and nominees (other than Mr. Gatto) is independent. The Board will evaluate the independence of each non-employee director on an ongoing basis.

Board leadership structure

One of the Board’s key responsibilities is determining the appropriate leadership structure for the Board, which helps ensure its effective and independent oversight of management on behalf of our stockholders. Our Board believes that there is no one generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the optimal board leadership structure may vary as circumstances warrant. Accordingly, the Board has no policy mandating the separation or combination of the roles of Chairman of the Board and CEO, but periodically discusses and considers the structure as circumstances change. As such, the Board believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company’s leadership structure to meet those needs.

Mr. Fred L. Callon served as both Chairman of the Board and CEO until his sudden passing in May 2017. Prior to this event, because of Mr. Callon’s tenure and experience with the Company, the Board believed that the most effective leadership structure for the Company was for Mr. Callon serve as both Chairman of the Board and CEO. After Mr. Callon’s passing, the Nominating and Corporate Governance Committee recommended separating the roles of CEO and Chairman, and the Board approved the appointment of independent director Mr. Flury as Chairman of the Board and Mr. Gatto as CEO.

The Board is currently comprised of seven directors, all of which are independent. Independent directors and management generally have different perspectives and roles in strategy development. Our independent directors have backgrounds in the oil and gas industry or other relevant experiences which complement the CEO’s comprehensive, company-specific perspective. As the officer having primary responsibility for managing our daily operations and identifying strategic priorities, the CEO is best positioned to lead the Board through reviews of key business and strategy decisions. The Board therefore believes that it is prudent to have the CEO on the Board and thus has included and recommended the nomination of Mr. Gatto as a director in this year’s proxy. This dynamic effectively promotes the opportunity for a successful blend of our independent directors’ perspectives and oversight responsibilities and facilitates information flow and communication between senior management and the Board, which are both essential to effective governance. The Board’s structure does not currently provide for a lead independent director. The Board has four standing committees, each of which is comprised entirely of independent directors. Accordingly, the Compensation Committee maintains its independence to both objectively and subjectively evaluate Mr. Gatto’s performance when reviewing or modifying his compensation.

The role of our Chairman is to oversee and ensure Board effectiveness, and in his capacity as Chairman, Mr. Flury has the following responsibilities:

•	schedules all meetings of the Board;

•	establishes Board meeting agendas and ensures critical issues are included;

•	chairs meetings of the Board and the Annual Meeting of Stockholders;

•	ensures that the flow of information provided to the Board is timely, complete, and accurate;

•	communicates with all directors on key issues and concerns outside of Board meetings;

•	represents us to and interacts with external stockholders; and

•	assists the Board and executive officers in assuring compliance with and implementation of our governance principles.

Standing Committees of the Board of Directors

In order to facilitate the various functions of the Board, the Board currently has four standing committees, each of which is comprised solely of independent directors, including the:

•	Audit Committee;

•	Compensation Committee;

•	Nominating and Corporate Governance Committee; and

•	Strategic Planning and Reserves Committee.

Each committee, discussed below in greater detail, has a written charter that was recently updated and adopted by the Board in November 2017, which sets forth guidance on the role of the chairman of such committee and the roles and responsibilities of the committee as a whole.

Audit Committee functions and responsibilities

Purpose. The principal function of the Audit Committee is to assist the Board in overseeing the areas of financial reporting and accounting integrity.

Members. The Audit Committee is currently comprised of the following independent directors, with three directors deemed by the Board to be financial experts, as defined and required by the NYSE rules and the Exchange Act (“Financial Expert”):

•	John C. Wallace (Chairman and Financial Expert)

•	Michael L. Finch (Financial Expert)

•	L. Richard Flury

•	Larry D. McVay

•	Anthony J. Nocchiero (Financial Expert)

The Board has determined that all members meet the independence requirements of the SEC and NYSE rules and the financial literacy requirements of the NYSE. Members of the Audit Committee may not simultaneously serve on the audit committee of more than two other public companies.

Meetings. The committee met five times during 2017. All members of the Audit Committee attended each meeting.

Responsibilities. Pursuant to its charter, our Audit Committee functions in an oversight role and has the following purposes:

•	overseeing the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;

•	overseeing our compliance with legal and regulatory requirements;

•	selecting and hiring (subject to ratification by our stockholders) the independent public accounting firm;

•	overseeing the qualifications, independence and performance of the independent auditor;

•	overseeing the effectiveness and performance of our internal audit function;

•	overseeing our internal control function regarding finance, accounting, legal compliance and ethics;

•
establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters, including the confidential, anonymous submission of concerns regarding such matters;

•
assess matters related to risk, risk controls and compliance, including review and approval of hedging practices and policies and matters related to cybersecurity and the security of information technology systems;

•	producing the Audit Committee Report for inclusion in our annual proxy statement; and

•	performing such other functions our Board may assign to the Audit Committee from time to time.

The Audit Committee oversees our accounting and auditing procedures and financial reporting practices, and is responsible for the engagement of and oversight of all audit work conducted by our independent registered public accounting firm. The Audit Committee meets periodically, generally quarterly, with our executive and financial management teams, internal auditor and our independent registered public accounting firm to review our financial information and systems of internal controls. The independent registered public accounting firm reports directly to the Audit Committee and, if requested, meets with the Audit Committee in executive session without management representatives present. The Audit Committee has the authority to investigate any matters brought to its attention and to retain outside legal, accounting or other consultants if deemed necessary.

The Audit Committee is required to pre-approve all audit, audit-related and non-audit services provided by the independent registered public accounting firm exceeding $25,000. These services may include audit services, audit-related services, tax services and other services. The Audit Committee approved all of the fees described in Proposal 4.

Relationship with independent registered public accounting firm

Management is responsible for establishing and maintaining internal controls over financial reporting and for assessing the effectiveness of those controls. The independent registered public accounting firm is responsible for performing independent audits of our consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. Grant Thornton LLP, an independent registered public accounting firm, has served as our independent registered public accounting firm since 2016.

Compensation Committee functions and responsibilities

Purpose. The purpose of the Compensation Committee is to establish our compensation policies and oversee the administration of our compensation program.

Members. Consistent with the listing requirements of the NYSE, the Compensation Committee is composed entirely of independent members of our Board, as each member meets the independence requirements set by the NYSE and applicable federal securities laws. Mr. Flury was initially appointed as Chairman of the Compensation Committee, but upon the passing of Mr. Callon, then Chairman of the Board, Mr. Flury was appointed Chairman of the Board and Mr. Bob was appointed Chairman of the Compensation Committee. The Compensation Committee is currently comprised of the following independent directors:

•	Matthew R. Bob (Chairman)

•	L. Richard Flury

•	Anthony J. Nocchiero

•	James M. Trimble

•	John C. Wallace

Meetings. The Compensation Committee met five times during 2017. All members of the Compensation Committee attended each meeting.

Responsibilities. Pursuant to its charter, our Compensation Committee’s duties include the responsibility to:

•	evaluate the performance of and establish the compensation of the CEO;

•	establish, with input from the CEO, the compensation for our other executive officers;

•	establish and review our overall executive compensation philosophy and approve changes to our compensation program;

•	review incentive compensation arrangements to confirm that executive compensation does not encourage unnecessary risk taking;

•	review matters relating to management succession;

•	administer our long-term incentive plans;

•	review and approve the CD&A for inclusion in the annual proxy statement;

•	review and recommend to the Board compensation for non-employee directors;

•	retain and oversee compensation consultants, including the independence of the consultants;

•	review and approve performance criteria and results for bonus and performance-based equity awards for senior executive officers and approve awards to those officers; and

•	perform such other functions as our Board may assign to the Compensation Committee from time to time.

The Committee retained the services of Meridian Compensation Partners LLC, an independent compensation consulting firm, to assist in the annual review of market and industry data to assess our competitive position with respect to each element of total compensation and to ensure the attraction, retention and appropriate reward to our CEO and other executive officers.

Compensation Committee interlocks and insider participation

None of the members of our Compensation Committee is or has been an officer or employee of Callon. In addition, during the last fiscal year, none of our executive officers served as a member of the board or the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board) of any entity in which a Callon Board or Compensation Committee member is an executive officer.

Nominating and Corporate Governance Committee functions and responsibilities

Purpose. The purpose of the Nominating and Corporate Governance Committee is to identify and recommend qualified candidates to the Board for nomination as members of the Board; assess director, Board and committee effectiveness; develop and implement our Corporate Governance Guidelines; and otherwise take a leadership role in shaping the corporate governance of our Company.

Members. Each member of the Committee meets the independence requirements of the NYSE and applicable federal securities laws. The Nominating and Corporate Governance Committee is currently comprised of the following independent directors:

•	Anthony J. Nocchiero (Chairman)

•	Matthew R. Bob

•	Michael L. Finch

•	Larry D. McVay

•	James M. Trimble

Meetings. The Nominating and Corporate Governance Committee met six times during 2017. All members of the Committee attended each meeting.

Responsibilities. Pursuant to its charter, the Nominating and Corporate Governance Committee’s duties include the responsibility to assist the Board in:

•
evaluating a set of specific criteria for Board membership and identifying individuals qualified to become Board members, recommending nominees for election at the next annual meeting of stockholders, reviewing the suitability for continued service as a director of each Board member, or otherwise filling any vacancies;

•	assessing the size and composition of the Board and its committees and recommending to the Board the members and chair for each Board committee;

•
advising the Board and making recommendations regarding appropriate corporate governance practices and assisting the Board in implementing those practices, including periodically reviewing the adequacy of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and the various Board committee charters, and making recommendations for changes thereto to the Board;

•	overseeing the annual self-evaluation of the performance of the Board and its committees;

•	overseeing and approving plans for management continuity and succession;

•	recommending to the Board a successor to the CEO when a vacancy occurs;

•	review directorships in other public companies held by or offered to directors or executive officers of the Company;

•	oversee continuing education for the Board; and

•	performing other such functions as the Board may assign to the Nominating and Corporate Governance Committee from time to time.

Director identification and selection

The Nominating and Corporate Governance Committee has established criteria it considers as guidelines in considering nominations to our Board and evaluates potential nominees based on the contribution such nominee’s background and skills could have upon achieving the goal of a well-rounded, diverse Board that functions collegially as a unit. While not an exhaustive list, key criteria include:

•	relevant oil and gas exploration and production industry knowledge and experience;

•	diversity of background and experience in areas including business, finance, accounting, technology, marketing, and government;

•	personal qualities of leadership, character, judgment and personal and professional integrity and high ethical standards;

•	the candidate’s ability to exercise independent and informed business judgment;

•	whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at meetings;

•	diversity, including differences in viewpoints, background, education, gender, race or ethnicity, age, and other individual qualifications and attributes;

•
the ability to work with other members of the Board, the CEO and senior officers of the Company in a constructive and collaborative fashion to achieve the Company’s goals and implement its strategy; and

•	in the case of an incumbent director, such director’s past performance on the Board.

The Nominating and Corporate Governance Committee and the Board may also consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings to us a variety of perspectives and skills derived from high quality business and professional experience, while also having the requisite business and relevant oil and gas industry experience to perform its oversight role satisfactorily for our stockholders. In making its determinations, the Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent stockholder interests through the active, objective and constructive participation in meetings and the strategic decision-making processes. The Board believes that diversity with respect to viewpoint, skills and experience should be considered as part of the overall assessment of the Board’s functioning and needs.

Our Corporate Governance Guidelines set forth our policy with respect to Board diversity. We are committed to building a diverse Board comprising individuals from different backgrounds, including differences in viewpoints, experience, education, gender, race or ethnicity, age and other individual qualifications and attributes. To accomplish this, the Nominating and Corporate Governance Committee will continue to require that search firms engaged by Callon seek to present a robust selection of women and ethnically diverse candidates in all prospective director candidate pools.

In accordance with our Certificate of Incorporation, any stockholder may nominate a person for election to the Board upon delivery of written notice to us of such nomination. Such notice must be sent as provided in our Certificate on or before the deadline set forth in our Certificate, and must otherwise comply with the procedures set forth in our Certificate of Incorporation. For nominations at the 2018 Annual Meeting, the Board will consider individuals identified by stockholders on the same basis as nominees identified from other sources. A submission recommending a nominee should include:

•
sufficient biographical information to allow the Nominating and Corporate Governance Committee to evaluate the qualifications of a potential nominee in light of the director nomination procedures and criteria and any other information that would be required to be disclosed in solicitations of proxies for the election of directors;

•	an indication as to whether the proposed nominee will meet the requirements for independence under NYSE and SEC guidelines;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder or beneficial owner and each proposed nominee;

•	a completed and signed questionnaire, representation and agreement, pursuant to the Company’s Bylaws, with respect to each nominee for election or re-election to the Board; and

•	the proposed nominee’s written consent to serve if nominated and elected.

In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service and any potential need to expand the Board to include additional expertise. Current members with proven service and a record of quality contribution to the Board and the qualifications and skills that are consistent with the Committee’s criteria for Board service are re-nominated. As to vacancies, the Committee will generally poll the Board members and members of management for recommendations. The Committee may also review the composition and qualification of the Boards of Directors of our competitors, and may seek input from industry experts or analysts. The Committee may also choose to engage third-party search firms in situations where particular qualifications are desired for membership in the Board.

Over time, the Board refreshes its membership through a combination of adding or replacing directors to achieve the appropriate balance between maintaining longer-term directors with deep institutional knowledge of the Company and adding directors who bring a diversity of perspectives and experience. As a reflection of this philosophy, if all of the nominees are elected to the Board, following the Annual Meeting:

•	Five out of eight directors will have tenures of less than five years.

•	Seven of the eight directors will be independent.

•	Composition of Board committees will continue to be refreshed.

•
The new directors, including the current nominees, will bolster the Board’s diversity, experience and knowledge in the areas of strategic planning, risk management, oil and gas exploration and production, accounting and financial expertise, and best practices in the industry.

Strategic Planning and Reserves Committee functions and responsibilities

Purpose. The purpose of the Strategic Planning and Reserves Committee is to manage and oversee the Board’s participation in the development of the Company’s strategic plan, and assist management and the Board with its oversight of the integrity of the determination of our oil and natural gas reserve estimates.

Members. The Strategic Planning and Reserves Committee shall consist of no fewer than three members of the Board, and is currently comprised of the following independent directors:

•	Larry D. McVay (Chairman)

•	Matthew R. Bob

•	Michael L. Finch

•	L. Richard Flury

•	Anthony J. Nocchiero

•	James M. Trimble

•	John C. Wallace

Meetings. The Strategic Planning and Reserves Committee met three times during 2017. All members of the Committee attended each meeting during 2017. This Committee meets periodically during the year, generally prior to the scheduled quarterly Board meetings, to review the progress of our capital expenditure budget and to evaluate recent trends in the independent oil and gas industry that may have an impact on our current business strategy for the remainder of the year.

Responsibilities. The Strategic Planning and Reserves Committee was created to oversee the responsibilities of the Board relating to strategic planning, including:

•	organizing and overseeing the Board’s participation in the development of a strategic plan, including, but not limited to, the risk assessment and management process;

•	monitoring the progress of the implementation of the strategic plan, and advising the Board if additional Board action appears to be needed;

•	assuring that management is addressing the personnel requirements for the successful implementation of the strategic plan;

•
assisting management and the Board with its oversight of matters regarding our reserve engineering reports and reserve engineering firm, including: (i) the integrity of our reserve reports, (ii) determinations regarding the qualifications and independence of our independent reserve engineering firm, (iii) the performance of our independent reserve engineering firm, and (iv) our compliance with certain legal and regulatory requirements relating to reserve reporting; and

•	performing other such functions as the Board may assign to the Strategic Planning and Reserves Committee from time to time.

Corporate Governance Matters

Corporate governance principles

The Board believes that sound corporate governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The framework for our corporate governance can be found in our governance documents, which include:

•	Corporate Governance Guidelines;

•	a Code of Business Conduct and Ethics; and

•	Charters for the Audit, Compensation, Nominating and Corporate Governance, and Strategic Planning and Reserves Committees.

In keeping with sound corporate governance practices, each of these documents are reviewed annually. Based on that review, they were each updated and adopted by the Board in November 2017 and are available on our website www.callon.com, under the “About Callon

- Governance” menu. Stockholders may obtain a printed copy, free of charge, by sending a written request to our Corporate Secretary at our principal executive office in Natchez, Mississippi. We also promptly post on our website any amendments to these documents and any waivers from the Code of Business Conduct and Ethics for our directors and principal executive, financial and accounting officers.

Ethics

Our Code of Business Conduct and Ethics (the “Code”) sets forth the policies and expectations applicable to every director, officer and employee, as well as the Company’s contractors, agents and representatives, including consultants. Callon operates in accordance with the highest ethical standards and relevant laws. The Company places the highest value on the integrity of each of its employees and representatives. The Company’s culture demands not only legal compliance, but also responsible and ethical behavior. Callon is committed to being a responsible corporate citizen. The Code addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities, insider trading, discrimination or harassment of any kind, workplace safety and a healthy work environment, protection of the environment, and the protection and proper use of our assets. The Code meets the NYSE’s requirements for a code of business conduct and ethics, as well as the SEC’s definition of a code of ethics applicable to our senior officers. Neither the Board nor any Board committee has ever granted a waiver of the Code.

Board risk oversight

As an independent E&P company, we face a number of risks. Assessing and managing material risk is the responsibility of our management team, while our Board, as a whole and through its committees, generally oversees risk management and our long-term strategic direction, ensuring that risks undertaken by the Company are consistent with the Board’s risk tolerance. Our Board leadership structure and our practice of a high degree of interaction between our directors and members of senior management facilitate this oversight function. Our executive officers regularly attend the Board meetings and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. Other members of our management team periodically attend the Board meetings or are otherwise available to confer with the Board to the extent their expertise is required to address risk management matters. The information flow and communication throughout the year between our Board and senior management regarding long-term strategic planning and short-term operational reporting includes matters of material risk inherent in our business of exploring for and producing oil and natural gas. The Board realizes, however, that it is not possible or prudent to eliminate all risk and that appropriate risk-taking is essential in order to achieve our near and longer-term objectives.

While the Board is ultimately responsible for risk oversight, the Board exercises additional risk oversight responsibilities through its committees, which are comprised solely of independent directors. Each such committee has primary risk oversight responsibility with respect to all matters within the scope of its duties as contemplated by its charter and as described below.

•
The Audit Committee, among other duties, is charged with overseeing material financial risk exposures in the areas of financial reporting, internal controls, compliance with legal and regulatory requirements, hedging oversight and cybersecurity risk management. This Committee also oversees responses to any alleged violations of our policies made by whistleblowers.

•
The Compensation Committee reviews and attempts to mitigate associated risks that may result from our compensation policies in order that they do not encourage unnecessary or excessive risk taking by management.

•
The Nominating and Corporate Governance Committee focuses on issues relating to Board and Board committee composition and assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership, independence and structure, succession planning for our directors and executive officers, and our corporate governance principles.

•
The Strategic Planning and Reserves Committee organizes and oversees the Board’s participation in the risk assessment and management process as it relates to the development and implementation of our strategic plan and the integrity of our reserve estimation reporting process and related disclosures.

Communication with directors

Stockholders or other interested parties may communicate with the full Board, independent directors as a group, or individual directors, by sending a letter in care of the Corporate Secretary at our principal executive office, P.O. Box 1287, Natchez, MS 39121. Our Corporate Secretary has the authority to discard any solicitations, job inquiries, advertisements, surveys or other inappropriate communications, but will forward any other mail to the named director or group of directors. Our Corporate Secretary will forward approved mail addressed to the full Board to the Chairman of the Board who, if appropriate, will share the item with the full Board.

Executive Officers

The following table sets forth the names, ages and positions of our current executive officers, followed by brief descriptions of the background and principal occupation of each:

Name	Age	Positions Held
Joseph C. Gatto, Jr.	47	Current President and CEO; Former CFO
James P. Ulm II	55	Senior Vice President and CFO
Gary A. Newberry	63	Senior Vice President and COO
Jerry A. Weant	59	Vice President, Land
Mitzi P. Conn	49	Vice President and Chief Accounting Officer (“CAO”)
Michol L. Ecklund	43	Vice President and General Counsel
Correne S. Loeffler	41	Treasurer and Former Interim CFO

Joseph C. Gatto, Jr.	President and CEO
Please see “Proposal 1 - Election of directors” above for the biography of Mr. Gatto.

James P. Ulm II	Senior Vice President and CFO
Mr. Ulm joined us in December 2017 as the Senior Vice President and Chief Financial Officer. Mr. Ulm has more than 30 years of experience in the energy industry with responsibilities including finance, accounting, strategic planning, M&A, business development and risk management. His most recent position has been as founder and managing partner of New Vista Energy Partners, a private E&P company focused on emerging resource plays in the Permian and Anadarko Basins, from 2015 to 2017. Previously, he served as Senior Vice President and Chief Financial Officer for three private companies from 2008 to 2015 where he was responsible for financial and accounting management, capital formation, and corporate strategy. Prior to these roles, Mr. Ulm served from 1999-2008 as Senior Vice President and Chief Financial Officer for Pogo Producing Company, a publicly-traded oil and gas company which had meaningful operations in the Permian Basin. From 1995-1999, he was the Treasurer for Newfield Exploration Company. Earlier in his career, he held finance and accounting leadership roles with American Exploration Company and Tenneco Oil Company. Mr. Ulm holds an M.B.A. and an undergraduate degree in Accounting, both from the University of Texas.

Gary A. Newberry	Senior Vice President and COO
Mr. Newberry joined us in April 2010 as Vice President - Production and Development. In September 2010, Mr. Newberry was promoted to Senior Vice President - Operations, and in August 2016 he was promoted to COO. After graduation, he joined Marathon Oil Company as a Production and Drilling Engineer working in Alaska, the Gulf of Mexico, and the Rockies. He held various supervisory and management roles of increasing responsibility over production and drilling operations in the Mid-Continent, Alaska and the Permian Basin. As a Business Unit Leader, Mr. Newberry was responsible for all upstream business activity in Oklahoma, Alaska, and the Rockies and served as Marathon’s Worldwide Operations Manager. Mr. Newberry retired from Marathon Oil Company after 33 years of service. Mr. Newberry graduated from Marietta College in 1977 with a B.S. degree in Petroleum Engineering.

Jerry A. Weant	Vice President, Land
Mr. Weant joined us in September 2013 as Vice President, Land. Mr. Weant joined Callon from Pioneer Natural Resources, an independent oil and gas company, where he was focused on Midland Basin operations, acting as a liaison with Permian Basin asset teams and coordinating internal efforts for the assessment of horizontal drilling programs. Mr. Weant spent the first 27 years of his career working as a landman in Midland, Texas, including working for Texaco, Inc. Pogo Producing, Inc., as well as other independents. He holds a Bachelor of Business Administration/Petroleum Land Management from the University of Texas and is a Certified Professional Landman and a member of the American Association of Professional Landmen and the Permian Basin Landman’s Association.

Mitzi P. Conn	Vice President and CAO
Ms. Conn joined us in June 1993 and has been our Corporate Controller since May 2007. Effective March 31, 2014, the Board also appointed Ms. Conn as our Principal Accounting Officer, and in August 2016 she was promoted to Vice President and CAO. Prior to May 2007, she served as Assistant Controller since May 2004 and has held various other positions in our finance and accounting departments. Prior thereto, she was a general accountant for Graham Resources, Inc. Ms. Conn received her B.S. degree in accounting from Southeastern Louisiana University in 1990 and is a member of the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants.

Michol L. Ecklund	Vice President and General Counsel
Ms. Ecklund joined us in November 2017 as Vice President and General Counsel for the Company. Prior to joining Callon in November 2017, Ms. Ecklund was Deputy General Counsel for Operations & Commercial Law at Marathon Oil Company where she was responsible for global operations, acquisitions and dispositions, and government relations. Ms. Ecklund spent 15 years at Marathon Oil where she held progressive positions within and outside the Law Organization. Prior to Marathon Oil, she practiced law at Baker Botts LLP in Houston. Ms. Ecklund received a B.A. degree from Rice University and J.D. from Harvard Law School.

Correne S. Loeffler	Treasurer and Former Interim CFO
Ms. Loeffler joined us in April 2017 as the Treasurer. In May 2017 she was appointed as the Interim Chief Financial Officer, where she served until December 2017. Prior to joining she served as an Executive Director with JPMorgan Securities, LLC where she spent ten years in the Corporate Client Banking Group. During her time at JPMorgan, she served as Callon’s Relationship Manager beginning in 2013. Ms. Loeffler graduated with a B.A. degree from Indiana University and received her M.B.A. from The University of Texas.

PROPOSAL 2 - APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NEOS

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in this Proxy Statement a separate proposal, which gives our stockholders the opportunity to approve or not approve the compensation of our NEOs by voting “FOR” or “AGAINST” the resolution below (commonly referred to as “Say-on-Pay”). While our Board and Compensation Committee intend to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

The Board recognizes that executive compensation is an important matter for our stockholders. The Compensation Committee is tasked with the implementation of our executive compensation philosophy and, as described in detail in the CD&A below, the design of our executive compensation programs. Our executive compensation program is designed to attract, motivate and retain a highly qualified executive management team and to appropriately reward our executive officers for their contribution to the achievement of our short-term and long-term business goals and the creation and enhancement of stockholder value.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to the NEOs is reasonable and not excessive. As you consider this Proposal 2, we urge you to read the CD&A for additional details on executive compensation. Further, in determining whether to approve this proposal, we believe that stockholders should also consider the following:

•
Independent compensation committee. Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee receives data, analysis and input from a compensation consultant that is independent of management and free of conflicts of interest with us.

•
Performance-based incentive compensation. Our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive our strategic direction and achieve the annual and long-term performance necessary to create stockholder value. The program also seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives.

•	No tax gross-ups. Executive officers are not eligible for a tax related gross-up on any element of current and future compensation.

•
“Double trigger” severance agreements with fixed term. Change in control severance agreements with our executive officers require an actual or constructive termination of employment before benefits are paid following any change in control.

•	Long-term incentive plans. Our long-term incentive plans generally include three-year minimum vesting periods for time-based awards, and prohibit repricing or exchange of outstanding option awards.

•
Stock ownership guidelines. Each of the NEOs has been granted equity to provide a stake in our long-term success. The purpose of the ownership requirements is to further our goal of increasing stockholder value by further aligning the interests of our NEOs with the interests of our stockholders. We believe that this “tone at the top” guides our other officers and management personnel to obtain and maintain meaningful ownership stakes in Callon.

•
Hedging policy. Our directors and executive officers are prohibited from entering into transactions in puts, calls and other derivative securities with respect to our securities on an exchange or in any other organized market as well as short sales of our securities. These types of transactions can hedge against decreases in our stock price and encourage risky behavior. We believe these activities are often perceived as involving insider trading and may focus the holder’s attention on our short-term performance rather than our long-term objectives.

In light of the above, we believe that the compensation of our NEOs for 2017 was appropriate and reasonable, and that our compensation programs and practices are sound and in the best interests of us and our stockholders. We therefore respectfully request that stockholders vote on the following resolution:

“RESOLVED, that the compensation paid to Callon’s NEOs, as disclosed in Callon’s 2018 Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and related footnotes and narrative disclosures), is hereby approved.”

The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and our compensation-related policies and practices as described in this Proxy Statement. As noted above, the vote solicited by this proposal is advisory in nature and its outcome will not be binding on the Company, the Board or the Compensation Committee, nor will the outcome of the vote require the Board or the Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of the Board or the Compensation Committee, or creating or implying any additional fiduciary duty of the Board or the Compensation Committee. However, the Board and the Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements. For a review of the results of the previous years’

vote, which reflects overwhelming validation from our stockholders of our pay philosophy and approach, please see the Role of Stockholder Say-on-Pay Advisory Vote summary in the CD&A section.

Notwithstanding the advisory nature of this vote, the foregoing resolution will be deemed approved, on an advisory basis, with the affirmative vote of the majority of the votes present and entitled to vote on the proposal at the Annual Meeting. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will not be counted as shares present and entitled to vote, and so will have no effect upon the outcome of the vote.

The Board recommends that you vote “FOR” approval of this resolution.

PROPOSAL 3 - APPROVAL OF THE CALLON PETROLEUM COMPANY 2018 OMNIBUS INCENTIVE PLAN

The Board has unanimously approved the 2018 Plan to replace the Callon Petroleum Company 2011 Omnibus Incentive Plan (the “Prior Incentive Plan”), subject to stockholder approval at the Annual Meeting, and recommends that the Company’s stockholders approve and adopt the 2018 Plan. We intend to reserve 9,400,000 shares for issuance pursuant to awards under the 2018 Plan, which is in addition to approximately 1,300,000 shares (as of February 28, 2018) which remain available for grant pursuant to the Prior Incentive Plan. If our stockholders approve the 2018 Plan, these remaining shares from the Prior Incentive Plan, plus any shares that would otherwise become available for issuance under the Prior Incentive Plan as a result of forfeitures, expiration or cancellation of previously made awards, will become available for issuance under the 2018 Plan, and no additional grants will be made pursuant to the Prior Incentive Plan.

The 2018 Plan is intended to replace the Prior Incentive Plan and is needed to continue our equity compensation program. The successful growth of the Company’s asset base and operations activity in recent years has resulted in a commensurate increase in the number of employees. Our equity compensation program is an important element to remain competitive in our industry in attracting and retaining experienced talent.

In considering the appropriate number of shares to request under the 2018 Plan, Callon has carefully considered its anticipated equity needs in light of the recent growth in our employee population, which reflects growth in asset base and operations as described in more detail below.  In light of this significant growth, Callon does not believe that historical “burn rates” under the Prior Incentive Plan are indicative of the future needs of the company to continue to attract and retain top talent in the competitive onshore U.S. oil and gas industry, particularly in the Permian Basin.

Recent Callon Growth Trends - 2015 to Current
Reserves	●	Three-year compounded annual growth rate of 59%
	●	Estimated net proved reserves as of December 31, 2017: 137 MMBoe
Production	●	Three-year compounded annual growth rate of 55%
	●	2017 daily production of 22,940 Boepd
Operations	●	Grew net acreage position by over 300% to 57,481 net acres as of December 31, 2017
	●	Increased net producing horizontal wells by ~240% to 172 net wells as of December 31, 2017
	●	Increased from a one rig program in the first quarter of 2015 to a five rig program by the first quarter of 2018
Employees	●	Grew employee base by approximately 75%, including the addition of three new officer positions

While prior growth rates are not necessarily indicative of future growth, and it is difficult to project with certainty the future growth rate of our employee base and related equity “burn rates,” Callon projects that the 9,400,000 shares requested under the 2018 Plan will meet the needs of the Company for approximately five years. The actual life of the 2018 Plan will depend on numerous variables, including changes in our future share price, actual employee population growth, and changes in the size and mix of equity compensation necessary to respond to changes in the competitive landscape for our employees.

As of December 31, 2017, there were approximately 1,300,000 shares of common stock remaining available for grant under the Prior Incentive Plan. Any previously granted awards that are outstanding under the Prior Incentive Plan will remain outstanding in accordance with their terms. As of February 28, 2018, an aggregate of 1,760,284 shares are subject to unvested restricted stock, restricted stock unit, performance share or performance unit awards under the Prior Incentive Plan. See also “Compensation Discussion and Analysis- Annual Award of Long-term Incentives” for additional information concerning our equity compensation plans.

If the 2018 Plan is not approved by the stockholders, we will not be able to continue our equity- based long-term incentive program, and we may be required to increase significantly the cash component of our executive compensation program in order to remain competitive and adequately compensate our employees.

The Company considers the 2018 Plan an essential element of total compensation and believes the 2018 Plan promotes its interests and the interests of its stockholders by: (i) attracting and retaining the services of key employees, Directors and independent contractors; and (ii) encouraging the active interest of those persons in the development and financial success of the Company by granting awards designed to provide participants in the 2018 Plan with proprietary interest in the growth and performance of the Company.

Stockholder approval of the 2018 Plan will also constitute approval for purposes of satisfying the stockholder approval requirements under Section 422 of the Code so that the Compensation Committee may grant incentive stock options, or ISOs.

Best Practices

Independent oversight. The Compensation Committee of our Board (the “Committee”), composed solely of independent directors, will approve all grants made under the 2018 Plan other than grants made to directors, which shall be approved by our Board. Additionally, the Committee may delegate to any committee of the Board, to the Chief Executive Officer and to any of our other senior officers its duties under the 2018 Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that such delegation will not extend to the authority to make awards to participant who are subject to Section 16 of the Exchange Act.

No repricing of options or stock appreciation rights. The 2018 Plan prohibits repricing, replacement and regranting of stock options or stock appreciation rights (“SARs”) at lower prices, unless approved by our stockholders.

No discounted options or SARs. Stock options and SARs may not be granted with an exercise price below the closing price of our common stock on the date of grant.

No dividends on options or SARs. Dividends and dividend equivalents may not be paid or accrued on stock options or SARs.

Limited terms for options and SARs. Stock options and SARs granted under the 2018 Plan are limited to 10-year terms.

No liberal share counting with respect to options or SARs. Shares that are tendered by a participant or withheld (1) as full or partial payment of withholding taxes related to the exercise or settlement of options or SARs, or (2) as payment for the option exercise price, and (3) shares repurchased in the open market with the proceeds of the payment of the option exercise price will not become available again for awards under the 2018 Plan.

No dividends or dividend equivalents on unvested awards. Any dividends or dividend equivalents will only be paid if the underlying shares vest pursuant to the terms of the award.

Annual limitation on director awards and compensation. The aggregate grant value of awards and cash compensation paid to any individual non-employee director may not exceed $1,000,000 in any calendar year.

Clawback or recoupment. All awards granted under the 2018 Plan will be subject to any clawback policy implemented by the Company.

No transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless otherwise provided in the applicable award agreement.

No “evergreen” provision. Shares authorized for issuance under the 2018 Plan will not be replenished automatically. Any additional shares to be issued over and above the amount for which we are seeking authorization must be approved by our stockholders.

No automatic grants. There are no automatic grants to new participants or “reload” grants when outstanding awards are exercised, expire or are forfeited.

No tax gross-ups. Participants do not receive tax gross-ups under the 2018 Plan.

Summary of the 2018 Plan

A description of the 2018 Plan appears below. Because the description of the 2018 Plan in this Proxy Statement is a summary, it may not contain all the information that may be important to you. The summary is qualified by reference to the 2018 Plan. You should carefully read the 2018 Plan. A copy of the full text of the 2018 Plan is attached hereto as Appendix A to this Proxy Statement.

Eligibility

Persons eligible for Awards (as defined in the 2018 Plan) are (i) all employees of the Company and its subsidiaries, (ii) non-employee directors and (iii) certain independent contractors. As of February 28, 2018, approximately 174 employees and seven non-employee directors would be eligible for grants of Awards under the 2018 Plan.

Shares available for awards

The 2018 Plan provides that up to 9,400,000 shares of Common Stock, plus the shares remaining available for Awards under the Prior Incentive Plan, may be issued, all of which may be issued as incentive stock options under Section 422 of the Code. The closing price per share of our Common Stock on February 28, 2018 was $10.57.

The number of shares of Common Stock that are the subject of Awards under the 2018 Plan or the Prior Incentive Plan that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or are exchanged for Awards that do not involve Common Stock, immediately become available for additional Awards under the 2018 Plan. However, the number of shares reserved for issuance under the 2018 Plan is not increased by (i) shares of Common Stock not issued or delivered as a result of the net settlement of stock-settled SARs or stock option, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Option or SAR, or (iii) shares of Common Stock repurchased on the open market with the proceeds of the option exercise price.

Administration

The Committee administers the 2018 Plan with respect to Awards to employees and independent contractors and has broad power to take actions thereunder, to interpret the 2018 Plan and to adopt rules, regulations and guidelines for carrying out its purposes. The Board has the sole authority to grant Awards and administer the 2018 Plan with respect to non-employee directors. The Committee may, in its discretion, among other things, extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any Award, waive any restrictions or other provision of the 2018 Plan or in any Award or otherwise amend or modify any Award in any manner that is either (a) not adverse to that participant holding the Award or (b) consented to by that participant.

Except in connection with a transaction involving the Company or its capitalization, the terms of outstanding Awards may not be amended without approval of the stockholders of the Company to (i) reduce the exercise price of outstanding options or SARs, (ii) cancel, exchange, substitute, buyout or surrender outstanding options or SARs in exchange for cash or other Awards, (iii) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the shares of Common Stock are listed or (iv) permit the grant of any stock options or SARs that contain a so-called “reload” feature under which additional stock options, SARs or other Awards are granted automatically to the participant upon exercise of the original stock option or SAR.

The Compensation Committee also may delegate to the CEO, other senior officers of the Company or to other committees of the Board its duties under the 2018 Plan to the extent allowed by applicable law.

The Committee will determine the employees and independent contractors to receive Awards and the terms, conditions and limitations applicable to each such Award, which conditions may, but need not, include continuous service with the Company, achievement of specific business objectives, attainment of specified growth rates, increases in specified indices or other comparable measures of performance.

Amendment; termination

The Board may amend, modify, suspend or terminate the 2018 Plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that no amendment that would adversely affect the rights of any participant under any Award previously granted to such participant may be made without the consent of such participant and no amendment will be effective prior to its approval by the stockholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent stockholder approval is otherwise required by applicable law.

Adjustment

The Board may make certain adjustments, including changes to the shares subject to outstanding Awards and shares available for grant under the 2018 Plan, in the event of any subdivision, split or consolidation of outstanding shares of Common Stock, any declaration of a stock dividend payable in shares of Common Stock, any recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, any adoption by the Company of any plan of exchange affecting the Common Stock, or any distribution to holders of Common Stock of securities or property (other than normal cash dividends).

Change in Control
The Committee (or the Board in the case of Awards to non-employee directors), in its sole discretion, will determine the treatment of Awards upon a change in control (as defined in the 2018 Plan). A “change in control” generally occurs upon the occurrence of any of the following: (i) a person other than an exempt person becomes the beneficial owner of 50% or more of the total fair market value or total voting power of the Company’s voting stock; (ii) during any 12-month period, a person other than an exempt person becomes the beneficial owner of 30% or more of the total voting power of the Company’s voting stock; (iii) during any three-year period, individuals who at the beginning of the period were members of the Board cease for any reason to constitute at least a majority of the Board unless the election of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved; or (iv) a person acquires assets of the Company that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition; provided, however, that such transfer is not to an entity that is controlled by the stockholders of the Company immediately after the transfer.
Clawback

Awards under the 2018 Plan will be subject to the provisions of any clawback policy required by applicable law and implemented by the Company, which clawback policy may provide for forfeiture, repurchase and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards.

Awards

At the discretion of the Committee or the Board, as applicable, employees, consultants or non-employee directors may be granted Awards under the 2018 Plan in the form of stock options, SARs, restricted stock awards, restricted stock units (including phantom shares and phantom stock units), cash awards or performance awards. Such Awards may be granted singly, in combination, or in tandem.

Options

Awards may be in the form of rights to purchase a specified number of shares of Common Stock at a specified price not less than that of the fair market value of a share of Common Stock on the date of grant (“Options”). An Option may be either an incentive stock option (“ISO”) that is intended to comply, or a nonqualified stock option (“NSO”) that is not intended to comply, with the requirements of Section 422 of the Code; provided that independent contractors and directors cannot be awarded ISOs. The Committee will determine the participants to receive Options and the terms, conditions and limitations applicable to each such Option. The term of each Option may not be longer than ten years from the date of grant. Any Option (i) that remains outstanding as of the last day of its term, (ii) has an exercise price per share that is less than the fair market value of a share of Common Stock as of such day, and (iii) whose exercise is prohibited as of such day pursuant to the operation of the Company’s insider trading policy, shall be automatically exercised (without any action on the part of the participant holding such Option) by (A) foregoing the delivery of shares of Common Stock otherwise deliverable upon the exercise of the Option in an amount sufficient to pay the exercise price of the Option, and (B) satisfying tax withholding obligations by withholding from the shares of Common Stock otherwise deliverable upon the exercise of the Option using the minimum tax rate applicable to the participant.

Stock appreciation rights

Awards may also be in the form of SARs, which are rights to receive a payment, in cash or Common Stock, equal to the fair market value or other specified value of a number of shares of Common Stock on the rights exercise date over a specified strike price not less than the fair market value of a share of Common Stock on the date of grant. The term of each SAR may not be longer than ten years from the date of grant. Any SAR (i) that remains outstanding as of the last day of its term, (ii) has a strike price per share that is less than the fair market value of a share of Common Stock as of such day, and (iii) whose exercise is prohibited as of such day pursuant to the operation of the Company’s insider trading policy, shall be automatically exercised (without any action on the part of the participant holding such SAR) and any tax withholding obligations will be satisfied by withholding from the cash or shares of Common Stock, otherwise deliverable upon the exercise of the SAR, using the minimum tax rate applicable to the participant.

Stock awards

Awards may also be in the form of grants of Common Stock or units denominated in Common Stock, including restricted stock, restricted stock units, phantom shares and phantom stock units (“Stock Awards”). The terms, conditions and limitations applicable to any Stock Award will be determined by the Committee. At the discretion of the Committee, the terms of a Stock Award may include rights to receive dividends or dividend equivalents, which will only be paid if the underlying shares vest pursuant to the terms of the Stock Award.

Cash awards

Awards may also be in the form of grants denominated in cash. The terms, conditions and limitations applicable to any cash awards granted pursuant to the 2018 Plan will be determined by the Compensation Committee.

Performance awards

At the discretion of the Committee, any of the above-described Awards may be made in the form of a performance award. A Performance Award shall be paid, vested, or otherwise deliverable solely on account of the attainment of one or more performance goals, either individually or in any combination, established by the Committee and specified in the award agreement.

A performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The amount of cash or shares payable or vested pursuant to Performance Awards may be adjusted upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

Director award limits

No non-employee director may be granted during any calendar year Awards (in his or her capacity as a director) having a fair value determined on the date of grant when added to all cash compensation paid to the non-employee director during the same calendar year in excess of $1,000,000.

U.S. Federal Income Tax Consequences

The following is a summary of the general rules of current U.S. Federal income tax law relating to the tax treatment of award that may be issued under the 2018 Plan. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the particular circumstances of a participant. This summary is not complete and does not attempt to describe any tax consequences arising in the context of the participant’s death or the income tax laws of any local, state or foreign country in which the participant’s income or gain may be taxable.

Stock awards

Restricted stock. A participant generally recognizes no taxable income at the time of an award of restricted stock. A participant may, however, make an election under Section 83(b) of the Code to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation or depreciation in the value of the shares of stock granted may be taxed as capital gain or loss on a subsequent sale of the shares. If the participant does not make a Section 83(b) election, the grant will be taxed as compensation income at the full fair market value on the date the restrictions imposed on the shares expire. Unless a participant makes a Section 83(b) election, any dividends paid to the participant on the shares of restricted stock will generally be compensation income to the participant and deductible by us as compensation expense. In general, we will receive a deduction for U.S. Federal income tax purposes for any compensation income taxed to the participant. To the extent a participant realizes capital gains, as described above, we will not be entitled to any deduction for federal income tax purposes.

Restricted stock units. A participant who is granted restricted stock units will recognize no income upon grant of the restricted stock units. At the time the underlying shares of common stock (or cash in lieu thereof) are delivered to a participant, the participant will recognize compensation income equal to the full fair market value of the shares received. We will generally be entitled to a deduction for U.S. Federal income tax purposes that corresponds to the compensation income recognized by the participant.

Options; stock appreciation rights

Options granted under the 2018 Plan may constitute ISOs within the meaning of Section 422 of the Code, while other options granted under the 2018 Plan may constitute NSOs. Grants of Options to non-employee directors and independent contractors are NSOs. The Code provides for tax treatment of Options qualifying as ISOs that may be more favorable to participants than the tax treatment accorded NSOs. Generally, upon the exercise of an ISO, the optionee will recognize no taxable income for U.S. Federal income tax purposes, although the difference between the exercise price of the ISO and the fair market value of the stock at the date of exercise is an addition to income in determining alternative minimum taxable income and such amount may be sufficient in amount to subject the optionee to the alternative minimum tax. On the sale of shares acquired by exercise of an ISO (assuming that the sale does not occur within two years of the grant date or within one year of the exercise date), any gain will be taxed to the optionee as long-term capital gain. Except with respect to death or disability, an optionee has three months after termination of employment in which to exercise an ISO and retain favorable tax treatment at exercise. No deduction is available to the Company upon the grant or exercise of an ISO (although a deduction may be available if the participant disposes of the shares so purchased before the applicable holding periods expire).

In contrast, upon the exercise of an NSO, the optionee recognizes ordinary taxable income on the exercise date in an amount equal to the excess of the fair market value of the shares purchased over the exercise price. Upon the sale of such shares by the optionee, any difference between the fair market value at the date of sale and the fair market value at the date of exercise will be treated generally as capital gain or loss. Subject to the limitations discussed below, upon exercise of an NSO, the Company is entitled to a tax deduction in an amount equal to the ordinary taxable income recognized by the participant.

Participants do not recognize taxable income upon the grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary income in an amount equal to the cash or fair market value of the shares of stock received at the date of exercise of the SAR. The participant’s tax basis in any shares of Common Stock received on the exercise of a SAR will generally equal the fair market value of such shares on the date of exercise. Subject to the limitations discussed below, the Company will be entitled to a deduction for U.S. Federal income tax purposes that corresponds as to timing and amount with the taxable income recognized by the participant under the foregoing rules.

Deductibility; excise taxes

Code section 162(m). In general, a U.S. Federal income tax deduction is allowed to the Company in an amount equal to the ordinary taxable income recognized by a participant with respect to Awards granted under the 2018 Plan, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable and that the Company satisfies any withholding obligations with respect to the participant’s ordinary taxable income. Following the enactment of the Tax Cuts and Jobs Act, beginning with the 2018 calendar year, the $1 million annual deduction limitation under Section 162(m) applies to compensation paid to any individual who serves as the Chief Executive Officer, Chief Financial Officer or qualifies as one of the other three most highly compensated executive officers in 2017 or any later calendar year. See also “Compensation Discussion and Analysis- Internal Revenue Service Limitations” for a more robust discussion of Section 162(m) of the Internal Revenue Code.

Change in control. The acceleration of the exercisability or the vesting of an Award upon the occurrence of a change in control may result in an “excess parachute payment” within the meaning of Section 280G of the Code. A “parachute payment” occurs when an employee receives payments contingent upon a change in control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five calendar years preceding calendar year in which the change in control occurs. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change in control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess, and the Company is denied a tax deduction with respect to such excess.

Code section 409A. Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (i) the timing of payment, (ii) the advance election of deferrals, and (iii) restrictions on the acceleration of payment. Failure to comply with Section 409A of the Code may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on such deferred amounts included in the participant’s taxable income. The Company intends to structure Awards under the 2018 Plan in a manner that is designed to be exempt from or comply with Section 409A of the Code.

2018 Plan Future Benefits

The allocation of some of the shares that would become available for issuance under the 2018 Plan is not currently determinable, as such allocation depends on future decisions to be made by the Compensation Committee or the Board in their sole discretion, subject to applicable provisions of the 2018 Plan. No Awards have been granted that are contingent on the approval of the 2018 Plan. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2018 Plan or the benefits that would have been received by such participants if the 2018 Plan had been in effect in the year ended December 31, 2017. Certain tables in this Proxy Statement set forth information with respect to prior awards granted to our NEOs under the Prior Incentive Plan currently in effect.

In 2018, the Company currently expects to award each non-employee director restricted stock units as described in more detail under “Director Compensation.” Because future Awards are in the discretion of the Board and Compensation Committee, the number of shares subject to future Awards could increase or decrease and the type and terms of future Awards could change as well, all without the need for future stockholder approval.

The Board believes that the approval of the 2018 Plan is in the best interest of the Company and its stockholders. The Board therefore recommends a vote for the 2018 Plan, and it is intended that the proxies not marked to the contrary will be so voted. Because approval of the 2018 Plan will increase the number of shares available for issuance to all directors and executive officers of the Company, each of the directors and executive officers of the Company has an interest and may benefit from the approval of the 2018 Plan.

Pursuant to our bylaws, approval of the 2018 Plan requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to vote on the proposal. In addition to the vote required by our bylaws, under New York Stock Exchange (“NYSE”) rules, approval of the 2018 plan requires approval of a majority of votes cast on the proposal. In both cases, abstentions will have the effect of a vote cast against the proposal. Broker non-votes will not be counted as shares present and entitled to vote and so will have no effect upon the outcome of the vote.

The Board recommends that you vote “FOR” the approval of the 2018 Plan.

PROPOSAL 4 - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, GRANT THORNTON LLP, FOR 2018

The Audit Committee has appointed Grant Thornton LLP, as the independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2018. We are asking stockholders to ratify this appointment. Grant Thornton LLP has served as the Company’s independent registered public accounting firm since being appointed effective as of March 3, 2016. A representative of Grant Thornton LLP will be present at the 2018 Annual Meeting and will have the opportunity to make a statement, if they desire, and to respond to appropriate questions from stockholders.

Fees

The following table sets forth the fees incurred by us for services performed by Grant Thornton LLP in the fiscal years 2016 and 2017:

Fee Category	2016	2017
Audit (a)	$904,687	$817,789
Audit-related fees (b)	—	—
Tax (c)	—	15,900
All other fees (d)	—	—
Total	$904,687	$833,689

(a)
Audit fees consist of the aggregate fees billed for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(b)
Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit” fees.

(c)
Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit.

(d)	Other fees consist of the aggregate fees billed for professional services other than the services reported above.

Pre-approval policy. The Audit Committee pre-approves all audit and permissible non-audit services (including the fees and terms thereof) exceeding $25,000 to be performed for us by our independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the audit and non-audit services pre-approval policy in accordance with the Audit Committee charter. The Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are consistent with the terms of the Pre-Approval Policy and are presented to the full Committee at its next scheduled meeting.

Audit Committee Report

Acting pursuant to its Charter, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2017, with management and Grant Thornton LLP, and recommended to our Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC. This recommendation was based on:

•	the Audit Committee’s review of the audited financial statements;

•	discussion of the financial statements with management;

•
discussion with our independent registered public accounting firm, Grant Thornton LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the communication matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board;

•	receipt from Grant Thornton LLP of the written disclosures and letter required by Public Company Accounting Standards Board Rule 3526 (Communications with Audit Committees Concerning Independence);

•	discussions with Grant Thornton LLP regarding its independence from Callon, our Board and our management;

•
Grant Thornton LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, our financial position and the results of our operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America; and

•	other matters the Audit Committee deemed relevant and appropriate.

Management is responsible for the preparation, presentation and integrity of our consolidated financial statements in accordance with generally accepted accounting principles, the establishment and maintenance of our disclosure controls and procedures, and the establishment, maintenance and evaluation of the effectiveness of our internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards of the PCAOB and issuing reports thereon. The Audit Committee’s responsibilities include monitoring and overseeing these processes.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and our independent registered public accounting firm. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements and internal control over financial reporting have been carried out according to the standards of the PCAOB, that the financial statements are presented according to GAAP, or that Grant Thornton LLP is in fact independent.

Respectfully submitted by the Audit Committee of the Board of Directors,
John C. Wallace, Chairman
Michael L. Finch
L. Richard Flury
Larry D. McVay
Anthony J. Nocchiero

The submission of this matter for approval by stockholders is not legally required; however, the Board and Audit Committee believe that this submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. Although the results of the vote are not binding on the Audit Committee, if the appointment is not ratified the Audit Committee will consider whether it should select another independent registered public accounting firm.

This proposal will be approved if it receives the affirmative vote of a majority of shares of our common stock present and entitled to vote at the Annual Meeting. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will have the authority to vote your shares in its discretion on this proposal. Abstentions will have the effect as a vote cast against this proposal.

The Board recommends that you vote “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

BENEFICIAL OWNERSHIP OF SECURITIES

Management and Principal Stockholders

The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of shares of common stock held by: (i) all persons known by us to be the beneficial owners of 5% or more of the outstanding common stock; (ii) each director; (iii) the nominees for director; (iv) each executive officer named in the Summary Compensation Table; and (v) all of our executive officers and directors as a group. Information set forth in the table with respect to beneficial ownership of common stock has been obtained from filings made by the named beneficial owners with the SEC as of the Record Date or, in the case of our executive officers and directors, has been provided to us by such individuals. As of March 16, 2018, the Company had 201,947,883 shares of Common Stock issued, outstanding, and eligible to vote.

	Common Stock
Name and Address of Beneficial Owner	Beneficial Ownership	Notes	%
Directors
Matthew R. Bob	58,447	(a)(b)	<1%
Fred L. Callon	—		n/a
Barbara J. Faulkenberry	—	(c)	n/a
Michael L. Finch	26,897	(a)(d)	<1%
L. Richard Flury	162,999	(a)(e)	<1%
Joseph C. Gatto, Jr.	194,835	(a)(f)	<1%
Larry D. McVay	147,432	(a)(g)	<1%
Anthony J. Nocchiero	134,296	(a)(h)	<1%
James M. Trimble	39,447	(a)(i)	<1%
John C. Wallace	—	(a)(j)	<1%
Executive Officers
James P. Ulm II	—	(k)	n/a
Gary A. Newberry	328,073	(a)(l)	<1%
Jerry A. Weant	87,454	(a)(m)	<1%
Mitzi P. Conn	84,810	(a)(n)	<1%
Michol L. Ecklund	—	(k)	n/a
Correne S. Loeffler	8,530	(a)(o)	<1%
Directors and Executive Officers (16 persons, as a group)	1,273,220	(p)	<1%

Certain Beneficial Owners
Wellington Management Group, LLP	24,322,947	(q)	12.05%
BlackRock, Inc.	21,602,597	(r)	10.70%
The Vanguard Group	17,257,289	(s)	8.55%
FMR LLC	11,808,551	(t)	5.85%
State Street Corp.	10,826,531	(u)	5.36%

(a)
Unless otherwise indicated, each of the persons listed in the table may be deemed to have sole voting and dispositive power with respect to such shares. Beneficial ownership does not include the unvested portion of stock awards due to lack of voting and disposition power, unless such award will vest within sixty days of March 16, 2018. Percentage ownership of a holder or class of holders is calculated by dividing (i) the number of shares of common stock beneficially owned by such holder or class of holders plus the total number of shares of common stock underlying options exercisable or stock awards vesting within sixty days of March 16, 2018, by (ii) the total number of shares of common stock outstanding plus the total number of shares of common stock underlying options exercisable and stock awards vesting within sixty days of March 16, 2018, but not common stock underlying such securities held by any other person.

(b)	Comprised of 45,640 shares held directly by Mr. Bob and 12,807 unvested RSUs that will vest within 60 days of the Record Date. Does not include 11,522 unvested RSUs payable in stock.

(c)	Ms. Faulkenberry is a director nominee who currently does not own any shares of the Company’s common stock.

(d)	Comprised of 14,090 shares held directly by Mr. Finch and 12,807 unvested RSUs that will vest within 60 days of the Record Date. Does not include 11,522 unvested RSUs payable in stock.

(e)
Comprised of 132,999 shares held directly by Mr. Flury and 30,000 shares held in a joint tenancy with his wife. Does not include 50,969 RSUs deferred, pursuant to his election under the Deferred Compensation Plan for Outside Directors, and payable in cash upon his separation of service as a director. Mr. Flury’s deferred RSUs are comprised of 26,640 vested shares and 24,329 unvested shares of which 12,807 shares will vest within 60 days of the Record Date.

(f)
Comprised of 149,382 shares held directly by Mr. Gatto, 20,605 shares held indirectly within the Company’s Employee Savings and Protection Plan (the “401(k) Plan”), and 24,848 unvested RSUs payable in stock that will vest within 60 days of the Record Date. Does not include 1,500 shares of the Company’s Series A Preferred Stock, 249,906 unvested RSUs payable in stock, 10,895 unvested RSUs payable in cash, and 129,404 unvested PSUs payable in 50% stock and 50% cash.

(g)
Comprised of 134,625 shares held directly by Mr. McVay and 12,807 unvested RSUs that will vest within 60 days of the Record Date. Does not include 11,522 unvested RSUs payable in stock and 35,014 vested RSUs deferred, pursuant to his election under the Deferred Compensation Plan for Outside Directors, and payable in cash upon his separation of service as a director.

(h)	Comprised of 121,489 shares held directly by Mr. Nocchiero and 12,807 unvested RSUs that will vest within 60 days of the Record Date. Does not include 11,522 unvested RSUs payable in stock.

(i)	Comprised of 26,640 shares held directly by Mr. Trimble and 12,807 unvested RSUs that will vest within 60 days of the Record Date. Does not include 11,522 unvested RSUs payable in stock.

(j)
Mr. Wallace transferred his equity ownership in the Company to The Wallace Family Trust in April 2008. All equity ownership in the Company acquired by him since April 2008 has also been transferred to the Wallace Family Trust. He has no voting and dispositive power over the shares owned by the Trust. From May 2011 through May 2016, Mr. Wallace was granted a combined 116,599 RSUs for which he elected to defer compensation pursuant to the terms of the Deferred Compensation Plan for Outside Directors. All deferred shares will be payable in cash upon his separation of service as a director. Mr. Wallace also has 11,120 unvested RSUs payable in stock. All of Mr. Wallace’s awards, deferred or otherwise, will be settled upon his retirement from the Board on May 10, 2018.

(k)	Currently does not own any shares of the Company’s common stock.

(l)
Comprised of 245,782 shares held directly by Mr. Newberry, 56.239 shares held indirectly within the Company’s 401(k) Plan and 24,848 unvested RSUs payable in stock that will vest within 60 days of the Record Date. Does not include 268,390 unvested RSUs payable in stock, 10,895 unvested RSUs payable in cash, and 129,404 unvested PSUs payable in 50% stock and 50% cash.

(m)
Comprised of 70,829 shares held directly by Mr. Weant, 4,201 shares held indirectly within the Company’s 401(k) Plan and 12,424 unvested RSUs payable in stock that will vest within 60 days of the Record Date. Does not include 21,026 unvested RSUs payable in stock, 3,982 unvested RSUs payable in cash, and 34,226 unvested PSUs payable in 50% stock and 50% cash.

(n)
Comprised of 48,285 shares held directly by Ms. Conn, 24,101 shares held indirectly within the Company’s 401(k) Plan and 12,424 unvested RSUs payable in stock that will vest within sixty days of the Record Date. Does not include 31,026 unvested RSUs payable in stock, 3,982 unvested RSUs payable in cash, and 34,226 unvested PSUs payable in 50% stock and 50% cash.

(o)
Comprised of 8,453 shares held directly by Ms. Loeffler and 77 shares held indirectly within the Company’s 401(k) Plan. Does not include 30,401 unvested RSUs payable in stock and 3,030 unvested PSUs payable in cash.

(p)
Comprised of 998,214 shares held directly by the beneficial owners list above, 1,500 shares of the Company’s Series A Preferred Stock, 30,000 shares held in joint tenancy, 106,427 shares held indirectly within the Company’s 401(k) Plan and 138,579 unvested RSUs payable in stock that will vest within 60 days of the Record Date.

(q)
Information is based upon a Schedule 13G/A filed with the SEC on February 8, 2018 by Wellington Management Group, LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively “Wellington”). In this Schedule 13G/A, Wellington represents that it has shared voting power with respect to 15,417,691 shares of common stock and shared dispositive power with respect to 24,322,947 shares of common stock. The address of the principal business office of Wellington is 280 Congress St., Boston, MA 02210.

(r)
Information is based upon a Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock Inc. (“BlackRock”). In this Schedule 13G/A, BlackRock represents that it has sole voting power with respect to 21,141,934 shares of common stock and sole dispositive power with respect to 21,602,597 shares of common stock. The address of the principal business office of BlackRock is 55 East 52nd Street, New York, NY.

(s)
Information is based upon a Schedule 13G/A filed with the SEC on February 8, 2018 by The Vanguard Group - 23-1945930 (“Vanguard”). In this Schedule 13G/A, Vanguard represents that it has sole voting power with respect to 223,175 shares of common stock and sole and shared dispositive power with respect to 17,257,289 shares of common stock. The address of the principal business office of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(t)
Information is based upon a Schedule 13G/A filed with the SEC on February 13, 2018 by FMR LLC (“FMR”). In this Schedule 13G/A, FMR represents that it has sole voting power with respect to 5,290,096 shares of common stock and sole dispositive power with respect to 11,808,551 shares of common stock. The address of the principal business office of FMR is 245 Summer St., Boston, MA 02210.

(u)
Information is based upon a Schedule 13G filed with the SEC on February 14, 2018 by State Street Corp. (“State Street”). In this Schedule 13G, State Street represents that it has shared dispositive power with respect to 10,826,531 shares of common stock. The address of the principal business office of State Street is One Lincoln St., Boston, MA 02111.

Section 16(a) beneficial ownership reporting compliance. Our executive officers and directors are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in our common stock, as well as changes in that ownership. To our knowledge, based solely on our review of these reports and written representations from these individuals that no other reports were required, all required reports were timely filed during 2017, except that our recently hired CFO, James P. Ulm II, filed the initial Form 3 and Form 4 that covered one transaction late.

COMPENSATION DISCUSSION AND ANALYSIS

Oversight of Executive Compensation Program

The Compensation Committee (referred to in this section as the “Committee”), appointed by our Board, assists the Board in performing its fiduciary responsibilities relating to the compensation of our CEO and other executive officers. The following compensation discussion and analysis (“CD&A”) describes the actions and decisions of the Committee as they relate to our executive compensation decisions. The Committee, which is composed entirely of independent directors, is primarily responsible for establishing, implementing and monitoring our executive compensation programs, including those applicable to our NEOs.

Our NEOs include the individuals who served as Chief Executive Officer and Chief Financial Officer during 2017 and the three other most highly compensated executive officers for the calendar year. Reflecting several officer transitions during the year, our NEOs for 2017 were:

NEO	Title
Joseph C. Gatto, Jr.	Current President and CEO; former CFO
James P. Ulm II	Senior Vice President and CFO
Gary A. Newberry	Senior Vice President and COO
Jerry A. Weant	Vice President, Land
Mitzi P. Conn	Vice President and CAO
Fred L. Callon	Former Chairman of the Board and CEO
Correne S. Loeffler	Treasurer and Former Interim CFO

The Committee meets several times a year to review executive compensation programs, approve compensation levels, consider performance targets, review management performance and administer our annual and long-term incentive (“LTI”) compensation plans. The Committee operates in accordance with its charter, as revised and approved in November 2017, which sets forth the committee’s authority and responsibilities.

Executive Summary and 2017 Highlights

2017 was a year of transition, growth and solid results for Callon. In May 2017, we unexpectedly lost our long-time Board Chairman and CEO, Fred Callon, which led to several changes on our leadership team. Even with these transitions, the Company achieved strong results as we continued to grow production, reserves, and cash margins against the backdrop of an improving but tenuous commodity environment. Importantly, we successfully integrated over 40,000 net acres in the Midland and Delaware Basins that were acquired over the last two years, ensuring that these investments had a near-term impact on shareholder value in 2017. Other key accomplishments included the following:

Production growth	●	Increased daily production approximately 50% year over year to 22,940 Boepd, with a sustained oil content of nearly 80%;
	●	Substantial contribution from newly established WildHorse area; and
	●	Three-year compounded annual growth rate of 60%.
Reserve growth	●	Increased estimated net proved reserves nearly 50% year over year to 137 million barrels of oil equivalent (“MMBoe”) at December 31, 2017, with 51% classified as proved developed producing; and
	●	Replaced 2017 production by 642%.
Improved margins	●	Increased corporate cash margins by 34% to $25.05 per Boe despite an inflationary service cost environment and substantial increase in employee count to execute our growth strategy;
	●	Decreased LOE per Boe by 13% and G&A per Boe by 32% year over year; and
	●	EBITDA margins continue to be amongst the highest within our Permian peer group.
Operational efficiency	●	Improved our “drill bit” finding and development costs to $8.21 per Boe despite an inflationary service cost environment; and
	●	Proactive investments in critical water handling and other infrastructure delivering both reliability and cost benefits in an increasingly active basin.
Financial strength	●	Reduced our Debt/LTQA EBITDA ratio(i) to 2.2x (1.8x on a Debt /LQA basis(i));
	●	Issued senior notes at an effective yield of 5.2%, contributing to a improved cost of capital; and
	●	Increased liquidity with an increased borrowing base amount of $700 million and also added four lending institutions to our bank group.
Accretive expansion of acreage position	●	Closed on our acquisition of over 16,000 net acres in the Delaware Basin, establishing our new Spur operating area as a beachhead for future growth; and
	●	Subsequently acquired an additional ~2,500 contiguous net acres within our footprint during the year.
Health, environment and safety	●	65% decrease in water spills and 50% decrease in oil spills per MMBoe vs 2016; and
	●	Nearly doubled participation in our proactive safety observation card program (Callon and contractors) compared to 2016, with ~4,500 cards submitted.

Management Changes in 2017

As noted above, there were significant changes to our management team in 2017, which resulted in several one-time and off-cycle compensation actions. These began with the passing of our CEO, Mr. Callon in May of 2017. Upon his passing, Mr. Gatto was promoted to CEO and Ms. Loeffler was named interim CFO. In December 2017, Mr. Ulm was hired as CFO. This series of transitions resulted in several one-time equity grants for several NEOs, as well as increases in compensation for both Mr. Gatto and Mr. Newberry as they took on additional responsibilities. The Committee’s actions and rationale are explained further below.

Key Committee Actions for 2017

The Committee took the following key actions in 2017 as a result of our management team’s performance and the management transitions:

•	Assessed salaries relative to competitive data and each officer’s scope of responsibility, and made adjustments where appropriate.

•	Paid bonuses at approximately 120% of target to reflect the Company’s success in executing on our strategy to grow production, reserves, and cash margins.

•	Granted performance-based and time-based LTI awards to provide retention incentives and to further align management’s interests with shareholder value creation.

•	Re-evaluated our peer group used for compensation purposes prior to granting the May 2017 LTI awards due to the Company’s growth and changes in the industry.

•	Vested the 2015-2017 phantom unit awards at 183% of target as a result of Callon’s third place ranking in relative total stockholder return (“TSR”) against the peer group.

•	Granted promotional and retention awards of time-based RSUs to Mr. Gatto and Mr. Newberry in June 2017, as they assumed increased responsibilities following Mr. Callon’s passing.

•	Granted hire-on awards to Ms. Loeffler and Mr. Ulm upon their hiring in April and December of 2017, respectively.

(i) See Appendix B for a reconciliation of Non-GAAP financial measures.	32

In total, the Committee believes these actions helped align pay with the Company’s performance and helped manage challenging transitions in the executive management team.

Committee Best Practices

We believe our compensation programs incorporate many best practices, including the following:

What We Do
✓	Substantial focus on performance-based pay
✓	Balance of short- and long-term incentives
✓	Align executive compensation with shareholder returns through substantial weighting on long-term incentives
✓	Retain an independent external compensation consultant
✓	Review of peer group benchmarks when establishing compensation
✓	Substantial stock ownership guidelines for our NEOs and directors
✓	Double-trigger CIC severance for both cash severance and equity vesting
✓	Annual assessment of the compensation programs to ensure avoidance of excessive risk taking

What We Don't Do
NO hedging or pledging of our stock
NO tax gross-ups
NO employment agreements
NO excessive benefits or perquisites

Role of Stockholder Say-on-Pay Advisory Vote

We have historically received very strong support for our executive compensation practices. In the advisory vote held at the 2017 Annual Meeting, approximately 96% of the votes cast were in favor of our 2016 executive compensation programs. The Committee acknowledged the support received from our stockholders and viewed the results as an affirmation of our existing executive compensation policies and programs. The “say-on-pay” vote serves as an additional tool to guide the Board and the Committee in ensuring alignment of our executive compensation programs with stockholder interests. Accordingly, based on the Committee’s analysis of this support, it generally maintained our executive compensation policies for 2017 and into 2018. The Committee will continue to review stockholder votes on our executive compensation and determine whether to make any changes to the program as a result of these votes.

Role of Independent Compensation Consultant

For 2017, the Committee continued its engagement of Meridian Compensation Partners, LLC (“Meridian” or the “Consultant”) as its independent compensation consultant to provide information and objective advice regarding NEO and director compensation. The Committee retained Meridian because of its extensive experience and familiarity with our NEO compensation program and the compensation programs of our Peer Group, including specific experience in the oil and gas industry. Importantly, the Committee makes all of the decisions with respect to our executive compensation, and in setting compensation for our NEOs, considers the Consultant’s advice as only one factor among many other factors discussed within this CD&A. Other factors include our overall performance, individual NEO performance, experience, skills, tenure with Callon, industry trends and similar factors.

Meridian reports solely to the Committee, and the Committee determines the scope of Meridian’s engagement. To help ensure that our NEO compensation programs are competitive and consistent with our compensation philosophy, the Consultant assisted the Committee as follows:

•	Regularly attending meetings of the Compensation Committee and meeting privately in executive session with the Compensation Committee to discuss its recommendations;

•
Providing recommendations on executive compensation matters to align the Committee’s actions with stockholder interests, our business strategy and pay philosophy, prevailing market practices and relevant legal and regulatory requirements;

•	Periodically evaluating the peer group and providing peer company data for the Committee to use in its decision-making process, including assessment of pay and performance relative to peers;

•	Providing comprehensive, competitive market data to consider in evaluating the competitiveness of the executive base salaries and short and long-term incentive plans and awards;

•	Reviewing data in connection with the Committee’s determination of annual cash incentive performance objectives and performance-based incentive vesting levels for completed performance periods;

•	Advising on the Company’s compensation arrangements for its non-employee directors, including providing peer group data;

•	Reviewing and providing feedback on our SEC filings relating to executive compensation disclosures, including our CD&A disclosures; and

•	Informing the Committee about marketplace compensation trends in the industry, best practices and other general trends and developments affecting executive compensation.

The Committee did not direct Meridian to perform its services in any particular manner or under any particular method. The Committee has the final authority to hire and terminate the Consultant, and the Committee evaluates the Consultant annually. Meridian provides no other services to Callon aside from its role as advisor to the Committee, and pursuant to applicable SEC and NYSE rules, the Committee has determined that no conflicts of interest exist because of Meridian’s engagement by the Committee. The Committee has retained Meridian as its Consultant on NEO and director compensation for 2018.

From time to time, Meridian contacts our NEOs for information needed to fulfill the objectives established by the Committee, and makes reports and presentations to both the Committee and our NEOs. However, the Committee established procedures that it considers adequate to ensure that the Consultant’s advice to the Committee remains objective and is not influenced by our NEOs or other management.

Role of Management

The Committee considers input from our CEO in making determinations regarding our executive compensation program and the individual compensation of each of his direct reports and other select officers of Callon. The officer team makes recommendations to the Committee regarding potential objectives for the annual cash bonus incentive program and provides information to the Committee regarding the performance of the Company for the Committee’s determination of annual cash bonuses. The Committee makes the final determination of NEO compensation. Our CEO makes no recommendations regarding, and does not participate in discussions about, his own compensation.

Role of Market Data

The Compensation Committee of the Board strives to ensure that our executives are compensated in a manner that is fair, equitable, performance-based and guided by the long-term interests of investors. In order to attract, motivate and retain talented executive officers, the Committee must also ensure that our executive compensation program remains competitive with the types and ranges of compensation paid by our peer companies who compete for the same executive talent. On an annual basis, the Committee reviews and discusses compensation data for our CEO and other NEOs as compared with compensation data for similarly situated executive officers at peer companies selected by the Consultant and approved by the Committee.

The Committee engages Meridian to conduct annual assessments of our industry peer group (“Peer Group”) in order to ensure each peer remains appropriate year-over-year. The Peer Group is selected based on multiple factors, such as:

•	Size, including enterprise value, market capitalization, and asset size;

•	Similar geographic footprint and operational focus, particularly in the Permian Basin;

•	Comparability of asset portfolio; and

•	Availability of compensation data.

The Committee does not target executive compensation to a specific percentile of the Peer Group, as the market data is just one of many factors considered by the Committee in determining compensation. The Committee believes this Peer Group provides a reasonable point of reference for comparing the compensation of our NEOs to others holding similar positions and having similar responsibilities. The Committee considers Peer Group data relevant to, but not determinative of, the Committee’s consideration of overall executive compensation matters.

The Peer Group used by the Committee in evaluating the competitiveness of executive compensation and making 2017 compensation decisions consisted of the companies in the first column of the following table. The Committee also reviewed data from proprietary benchmarking surveys provided by Meridian for additional market perspective and to validate the peer group data.

Due to industry volatility and changes, the Committee re-evaluated the Peer Group in preparation for making the May 2017 grants of long-term incentives, resulting in the peer group in the second column of the following table. This Peer Group is being used to measure Callon’s relative total shareholder return (“TSR”) performance for the May 2017 grant of PSUs.

Initial 2017 Peer Group	May 2017 Peer Group (May 2017 LTI Awards)
Abraxas Petroleum Corp.	Abraxas Petroleum Corp.
Bill Barrett Corp.	Bill Barrett Corp.
Bonanza Creek Energy, Inc.	Carrizo Oil & Gas, Inc.
Carrizo Oil & Gas, Inc.	EP Energy Corp.
EXCO Resources, Inc.	Jones Energy, Inc.
Jones Energy, Inc.	Laredo Petroleum, Inc.
Laredo Petroleum, Inc.	Matador Resources, Inc.
Matador Resources, Inc.	Parsley Energy, Inc.
Parsley Energy, Inc.	PDC Energy, Inc.
PDC Energy, Inc.	RSP Permian, Inc.
RSP Permian, Inc.	Sanchez Energy Corp.
Sanchez Energy Corp.	SM Energy Co.

The Committee understands the inherent limitations in using any peer group or data set including fluctuations in survey participation and competition for executive talent by companies potentially much larger than Callon. Accordingly, the Committee does not consider data collected from any of these sources to be prescriptive. Rather, the Committee relies upon this and similar data as reference points around which to make informed decisions about the appropriate level and form of compensation for each NEO.

Risk Assessment Related to our Compensation Structure

The Committee believes our compensation plans and policies are appropriately structured to encourage and reward prudent business judgment and avoid excessive risk-taking over the long term. The Committee, with the assistance of the Consultant, reviewed the compensation programs maintained by the Company during 2017 to determine whether they encouraged excessive risk taking. Upon evaluation of the assessment, the Committee concluded that our compensation policies and practices for our employees do not present risks that are reasonably likely to have a material adverse effect on the Company. The Committee’s risk review identified the following risk mitigating features designed into our compensation programs:

•	A balance of short-term and long-term programs to focus management on both elements of Callon’s performance;

•
Annual grants of long-term incentives designed to be the largest component of each NEO’s compensation package, with typical vesting periods of three years that are based on the value of our common stock and not on any particular metric that could encourage excessive risk-taking;

•	Performance criteria and targets designed to encourage performance, but not excessive risk taking, and discretion to decrease payouts if it is believed management exercised excessive risk taking;

•	The use by the Committee of its discretion to assess annual performance in the bonus plan;

•	Performance targets measured at the corporate level, rather than at the individual or business unit level;

•	Reasonable change-in-control severance protections; and

•	Significant executive stock ownership requirements.

Executive Compensation Components and Philosophy

Our pay-for-performance philosophy is demonstrated in the mix of compensation that we provide to our NEOs. The Committee designs our compensation program to maintain a balance between rewarding the achievement of annual performance objectives and the long-term objective of aligning the interests of our executives with those of our stockholders. Accordingly, a significant portion of our NEOs’ compensation in 2017 was in the form of annual cash incentives and long-term incentives. Our executive compensation program is designed to do the following:

•	Reward the management team for delivering results against its long-term objectives, thereby creating value for the stockholders;

•	Emphasize pay for performance, in which Company and individual performance substantially influence the amount realized by a NEO;

•	Attract and retain a highly qualified and motivated management team by offering industry competitive opportunities;

•	Hold NEOs accountable and appropriately reward them for their contributions to the achievement of our key short-term and long-term strategic objectives through the use of variable compensation; and

•
Align the compensation of our NEOs with the long-term interests of our stockholders by weighting the programs toward at-risk, performance-based compensation, consisting of an objective-driven annual incentive program, stock grants with three-year vesting, and TSR-contingent incentive awards.

The Committee believes that this approach awards and compensates our NEOs in a manner that fairly and reasonably provides incentives for the enhancement of stockholder value, for the successful implementation of our business plan, and the continuous improvement in corporate and personal performance. In order to compete in our industry, the Committee believes that our NEOs’ compensation should include the following components:

Base salary

Purpose	●	Pay for expertise and experience;
	●	Attract and retain talented executives;
	●	Provide compensation stability; and
	●	Compete with comparable companies.

Philosophy	●	Fixed component of compensation reflective of individual skills, experience and expertise necessary to execute our business strategy; and
	●	Competitive with similarly sized peers.

Annual Cash Bonus Incentive

Purpose	●	Motivate our executive officers to achieve our short-term business objectives that drive long-term performance while providing flexibility to respond to opportunities and changing market conditions;
	●	Reward achievement of financial, operating, safety and strategic goals for which NEOs are held accountable; and
	●	Promote and encourage pay-for-performance.

Philosophy	●	At-risk component of compensation, with modest or no reward for performance below expectations and potential for increased reward for exceptional performance;
	●	Reflective of internal equity considerations;
	●	Goals aligned with our annual performance targets;
	●	Provide balance in compensation programs and avoid encouraging undue risk-taking; and
	●	Competitive with similarly-sized peers.

Long-term incentive (LTI) awards (60% TSR PSUs / 40% RSUs)

Purpose	●	Motivate and reward long-term achievement of business objectives, aligning the interests of our NEOs with stockholders;
	●	Match competitive practices to attract and retain employees; and
	●	Provide a mix of LTI awards that focuses the NEO on creating long-term value while avoiding undue risk-taking.

Philosophy	●	Ensures that realized value to the executive aligns with value delivered to stockholders;
	●	Recognizes and rewards share price performance relative to industry peers;
	●	At-risk component of compensation, providing a strong performance-based LTI component;
	●	Aligns compensation with sustained long-term value creation; and
	●	Allows NEOs to acquire a meaningful and sustained ownership stake in the Company.

Other (Retirement; Health benefits; Severance)

Purpose	●	Provide financial security for the NEOs and their families;
	●	Ensure a financial safety net;
	●	Provide competitive level of benefits;
	●	Provide competitive benefits to attract and retain NEOs; and
	●	Ensure NEOs consider all possible transactions to increase stockholder value related to changes in control of the Company.

Philosophy	●	Helps attract and retain NEO talent and remain competitive among our peers by offering a comprehensive benefits package;
	●	Provides financial security in the event of various individual risks and maximizes the efficiency of tax-advantaged compensation vehicles;
	●	Benefits levels based on peer group practices while considering stockholder value; and
	●	Attracts and retains NEOs in a competitive and changing industry, ensures NEOs act in the best interests of the stockholders in a change in control.

Determination of Each Element of Compensation

Base salaries

We provide all of our employees, including the NEOs, with an annual base salary to compensate them for their services throughout the year. Our Committee recognizes that a substantial amount of competition exists in the oil and gas industry for attracting and retaining qualified management teams, particularly in the Permian Basin. Accordingly, the Committee evaluates our NEOs’ salaries together with other components of their compensation to ensure that the NEOs’ total compensation is competitive relative to market practices in our Peer Group or our industry in general, and is consistent with the Committee’s compensation philosophy.

Annually, generally in March of each year, the Committee reviews the base salary of our NEOs. Individual salary amounts reflect the Committee’s subjective analysis of a number of factors, including:

•	Individual officer’s experience, skills, contributions and tenure with Callon;

•	Changes to the individual’s position within Callon;

•	Trends in compensation practices within our Peer Group and industry; and

•	The NEO’s roles, responsibilities and expected future contribution to Callon’s success.

In addition, the Committee also considers the input and recommendations of Meridian regarding base salaries, as well as the input of the CEO when evaluating base salary for the other NEOs.

After considering the market analysis and advice of its Consultant, the Committee did not increase salaries at its March 2017 meeting. Upon the passing of Mr. Callon and promotion of Mr. Gatto to CEO in June 2017, the Committee increased Mr. Gatto’s salary from $400,000 to $575,000 and Mr. Newberry’s salary from $400,000 to $475,000, reflecting their increased roles and responsibilities after the transition. The salaries for Mr. Ulm and Ms. Loeffler were negotiated at their hiring and reflect consideration of market information from Meridian.

Performance-based annual cash bonus incentive

A core component of our NEO compensation philosophy is to emphasize pay-for-performance by structuring a significant portion of total annual compensation as “at risk.” Each year, the Compensation Committee establishes an annual performance bonus program, which is designed to promote the achievement of annual corporate objectives including key financial, operating, safety and strategic objectives that are aligned with the creation of stockholder value. Performance is judged at the end of the year based on a retrospective evaluation of performance against these specified objectives, although the Committee retains discretion to determine the ultimate bonus amounts paid.

To motivate employees to pursue our annual business goals in a way most beneficial to our stockholders, NEOs, senior management and other non-management technical personnel have the potential to receive a significant portion of their annual cash compensation as a bonus. The Committee set 2017 annual bonus award opportunities for each NEO as a percentage of the NEO’s annual base salary, and ultimately awarded a cash bonus to the NEOs based on the achievement of specified Company performance goals and the NEO’s individual performance, as determined at the Committee’s discretion.

The 2017 annual bonus award opportunities for our NEOs were as follows:

NEO	Target Bonus Opportunity (% of Base Salary)
Joseph C. Gatto, Jr.	100%
Gary A. Newberry	100%
James P. Ulm II	90%
Other NEOs	60% - 70%

Mr. Gatto and Mr. Newberry’s targets were increased from 90% to 100% in June 2017 reflecting their expanded roles and responsibilities following Mr. Callon’s passing. The bonus targets for Mr. Ulm and Ms. Loeffler were negotiated at their hiring and reflect consideration of market information from Meridian.

Setting objectives and assessing annual performance

For purposes of evaluating performance, the Committee, in collaboration with management and the Consultant, oversees a rigorous process to set performance objectives for the annual bonus program, evaluate progress toward these objectives, monitor external trends, measure competitiveness and determine compensation outcomes. During the first quarter of each year, the Committee approves our operational, financial and strategic objectives for that year’s bonus program based on recommendations and input from management. These approved company performance objectives become the individual performance objectives for our CEO. The Committee believes that these quantitative and qualitative factors and performance expectations, taken together, are objective indicators of overall successful performance. The Committee prefers not to rely solely on a formulaic approach that results in automatic payouts, so the Committee retains the flexibility to exercise its judgment and discretion as appropriate and take into account special or unusual factors that may have contributed to the achievement of these objectives, such as acquisitions, commodity prices, or other factors considered appropriate by the Committee at the time of the award.

The key 2017 operational, financial and strategic objectives and the Committee’s assessment of performance against those objectives are as follows:

Objective	Assessment	Result
Operate in a safe an environmentally friendly manner	OSHA recordable rate was higher than prior year’s reflecting industry-wide trends; environmental spill rates and safety engagement metrics improved.	Below expectations
Increase daily production	Increased approximately 50% year over year to 22,940 Boepd	Met expectations
Increase proved reserves	Increased nearly 50% year over year to 137 MMBoe, with 50% PDP	Exceeded expectations
Manage expenses and improve margins
LOE reduced 13% to $5.96 per Boe and cash G&A reduced 13% to $2.51 per Boe. Corporate cash margin increased 34% to $25.05 per Boe despite an inflationary service environment and substantial growth in employee count.
Mostly exceeded expectations
Efficiently deploy capital	Drill-Bit F&D reduced by 6% year over year to $8.21/Boe despite inflationary service environment	Exceeded expectations
Maintain appropriate financial flexibility	Lowered Debt/LTQA EBITDA(i) to 2.2x with liquidity of approximately 150% of projected 2018 capital budget	Met expectations

In addition to performance criteria above, the Committee considers the economic and industry environment, commodity price fluctuations and other unforeseen influences (adverse or beneficial) in its evaluation. For 2017, the Committee took into account the following in determining bonus payouts:

•	Management’s successful integration of 2016 acquisitions, including the addition of a newly established Delaware Basin position;

•	The successful growth of Callon’s employee base to manage the increased operations activity and growing asset base; and

•	Managing through a challenging and unanticipated leadership transition, including the hiring of several new senior management team members.

The Committee evaluated the NEOs’ performance against the 2017 performance criteria described above and determined that overall the management team exceeded expectations for the year. Based on the results of the Committee’s assessment set forth above, the Committee determined actual bonus amounts paid for 2017 performance at approximately 120% of target, as follows:

NEO	2017 Annual Bonus
Joseph C. Gatto, Jr.	$690,000
James P. Ulm II (a)	$52,000
Gary A. Newberry	$570,000
Jerry A. Weant	$193,500
Mitzi P. Conn	$189,000
Fred L. Callon (b)	$312,500
Correne S. Loeffler	$176,400

(a)	Bonus amount pro-rated for less than a full year of employment.

(b)	Bonus amount pro-rated through May 2017, based on a target bonus opportunity of 100% of base salary.

(i) See Appendix B for a reconciliation of Non-GAAP financial measures.	38

Annual award of long-term incentives

We believe that a long-term incentive program that includes awards of both restricted stock units (“RSUs”) and performance stock units (“PSUs”) provides appropriate retention incentives and effectively aligns our executive officers’ interests with the interests of our stockholders on a long-term basis. PSUs also have an additional performance-based component that compares our performance with that of our peer companies. We believe this combination of LTI awards appropriately provides incentives that capture absolute total return performance of our common stock, as well as comparative returns relative to other oil and gas companies. The Committee believes that granting LTI awards is the most effective means to provide substantial forward-looking incentives to our NEOs that emphasizes:

•	Long-term value creation by linking compensation provided to our NEOs with long-term operational success;

•	Alignment of the long-term interests of our NEOs with those of our stockholders by directly linking rewards to stockholder return and our pay-for-performance philosophy;

•	Retention incentives for our executive officers; and

•	Meaningful equity participation by our executive officers.

The Committee administers our long-term incentive programs, approves award recipients and amounts, and determines the vesting and performance criteria. For the grant of LTI compensation to NEOs, the Committee will typically consider information provided by the Consultant related to the overall competitive environment associated with long-term compensation. We have no program, plan or obligation that requires us to grant LTI compensation on specified dates. However, the Committee adheres to our policy of only granting stock based compensation grants during open trading windows.

For 2017 LTI grants, the Committee approved a 40%/60% mix for our NEOs of time-based RSUs and performance based awards tied to relative TSR. The performance awards are granted as PSUs that settle 50% in cash and 50% in stock. The following table sets forth the number of RSUs and PSUs awarded to the NEOs at our normal annual grant in May 2017:

NEO	Total Value $	RSUs Payable in Common Stock (a)	TSR PSUs Payable in 50% Stock and 50% cash (b)
Joseph C. Gatto, Jr.	$1,300,000	42,868	64,304
Gary A. Newberry	$1,300,000	42,868	64,304
Jerry A. Weant	$330,000	10,881	16,324
Mitzi P. Conn	$330,000	10,881	16,324
Fred L. Callon	$2,950,000	97,279	145,918
Correne S. Loeffler	$122,500	7,068	3,030	(c)

(a)	Amounts represent RSUs that are scheduled to vest on May 11, 2020 and settle in Company common stock on the vesting date.

(b)
Amounts represent TSR PSUs that are scheduled to vest on December 31, 2019 and settled in 50% Company common stock and 50% cash at a variable rate between 0% and 200% based on our TSR when compared to pre-determined peer companies.

(c)	Ms. Loeffler’s TSR PSU award consists only of units that will settle in 100% cash on the vesting date.

RSU program. The Committee awarded NEOs with time-based RSUs that will vest in full if the executive continues to be employed on the third anniversary of the grant date and will be paid in shares of the company’s common stock.

PSU program. In May 2017, the Committee awarded PSUs to the NEOs that will vest at the end of the performance period based on the Company’s TSR ranking relative to the peer group listed in the second column of the peer group table found in the Role of Market Data section above. TSR is the change in the common stock price plus dividends using a 20-day average at the beginning and end of the performance period. The Committee believes relative TSR is an appropriate long-term performance metric because it generally reflects all elements of a company’s performance and provides the best alignment of the interests of management and the Company’s stockholders. The Committee also believes that the TSR PSU program provides a good balance to the restricted stock unit program. TSR PSUs are eligible for vesting if the employee continues to be employed until the vesting date on December 31, 2019. TSR PSUs will vest at the percentage set forth below based on the Company’s relative TSR ranking for the performance period:

Callon’s TSR Rank Among the Peer Companies	TSR PSUs Vesting as a Percentage of Target
1 - 2	200%
3	183%
4	163%
5	142%
6	121%
7	100%
8	75%
9	50%
10	25%
11 - 13	0%

However, if Callon’s TSR is negative during the performance period, the payout will be limited to 100% of target. The vested TSR PSUs will pay out 50% in cash and 50% in shares of Callon common stock.
Vesting of 2015-2017 performance awards

TSR PSUs - Results for performance period ending December 31, 2017. In May 2015, our Compensation Committee granted TSR PSUs to the NEOs, which vested on December 31, 2017. Under the provisions of these awards, the targeted shares were subject to our relative TSR performance compared with the TSR of the peer companies specified in the award grant. Callon TSR during the performance period ranked third relative to the 10 peer companies, resulting in vesting of 183% of the number of awarded TSR PSUs. Vested units were paid 50% in cash and 50% in Company common stock.

The table below summarizes the TSR PSUs earned by the NEOs for the 2015-2017 performance period:

NEO	Target Number of TSR PSUs	Percent of Target TSR PSUs Earned	Actual Vested TSR PSUs (Settled 50% Cash and 50% Shares)
Joseph C. Gatto, Jr.	43,849	183%	80,242
Gary A. Newberry	43,849	183%	80,242
Jerry A. Weant	21,925	183%	40,122
Mitzi P. Conn	21,925	183%	40,122

Settlement of outstanding equity awards for Mr. Callon

Upon Mr. Callon’s passing in May 2017, all outstanding equity awards vested, with the TSR Phantom Units settled based on performance to date. The table below summarizes the performance measurement and settlement of those awards based on performance through May 24, 2017.

Grant Year	Callon's TSR Rank	Percent of Target TSR PSUs Earned	Actual Vested TSR PSUs (Settled 50% Cash and 50% Shares)
2015	2	200%	240,000
2016	4	163%	194,541
2017	5	142%	207,204

Promotional and inducement awards

In addition to our regular annual LTI grants, we made the following promotional or inducement awards to our NEOs in 2017:

•	Mr. Gatto received a $1.3 million grant of time-based RSUs vesting ratably over three years at one-third per year upon his promotion to CEO in June 2017;

•
Mr. Newberry received a $1.5 million grant of time-based RSUs vesting 50% after two years and 50% after three years upon our executive transition to reflect his increased role and responsibilities and to retain him through the critical transition;

•	Mr. Ulm received 90,000 time-based RSUs vesting ratably over three years at one-third per year upon his hiring to induce him to join the company and provide initial forfeitable retention value; and

•
Ms. Loeffler received a grant of 35,000 time-based RSUs vesting ratably over three years at one-third per year upon her hiring to induce her to join the company and provide initial forfeitable retention value.

Other Compensation

Perquisites and other benefits

Benefits represent a relatively small part of our overall compensation package; however, these benefits help attract and retain senior level executives, and we review these benefits annually to ensure that they are competitive with industry norms. We provide benefits commonly offered in the oil and gas E&P industry to all of our employees. These benefits consist of:

•	Group medical and dental insurance program for employees and their qualified dependents;

•	Group life insurance for employees and their spouses;

•	Accidental death and dismemberment coverage for employees;

•	Long-term disability coverage

•	Callon sponsored cafeteria plan; and

•	401(k) employee savings and protection plan.

We pay the full costs of these benefits, including the 401(k) plan administration for all employees. Employee life insurance amounts that surpass the Internal Revenue Service maximum are treated as additional compensation to all employees.

Under our 401(k) plan, employees may elect to defer a portion of their compensation up to the statutorily prescribed limit. The company provides contributions for qualified employees, including NEOs, of 5% of the employee’s IRS eligible salary, excluding annual cash bonuses, which are paid one-half in cash and one-half in our common stock, limited to IRS regulation dollar limits. We also match employee deferral amounts, including amounts deferred by NEOs, up to a maximum of 5% of IRS eligible compensation.

Each year, we purchase a certain number of hours of flight time through a fractional aircraft ownership arrangement. These hours are made available for business use to the NEOs and our other employees in connection with their business travel requirements in an effort to reduce travel time and related disruptions and to provide additional security. We believe these flight hours are a cost-effective way to increase the NEOs availability, efficiency, and productivity. The Committee disallows employees, including NEOs, from using these hours for personal use, though the Committee recognizes occasions will arise when a personal guest (including a family member) will accompany an employee on a business-related flight at no, or immaterial, incremental cost to Callon.

Our NEOs are entitled to certain benefits, or perquisites, that are not otherwise available to all of our employees. We provide our executive officers with use of a Company automobile. We purchase the automobile and pay for all maintenance, repairs, insurance and fuel. The employee is required to recognize taxable income using the Internal Revenue Service’s annual lease value method for personal use of the vehicle. The costs associated with these benefits for the NEOs are reported as “Other Compensation” in the Summary Compensation Table. The Committee believes these perquisites are modest yet competitive with the perquisites provided to similarly situated oil and gas industry executives.

Severance protection

We have no employment agreements with our NEOs, but we do have change in control severance agreements with certain NEOs. The Committee believes that change-in-control severance arrangements serve stockholders’ best interests by diminishing potential distractions for our NEOs in the event of a potential corporate restructuring or change-in-control transaction. These protections also help ensure continuity of management in the event of certain corporate transactions. However, the Committee believes that executives should not be unduly enriched if change-in-control severance arrangements are triggered. Accordingly, each NEO has entered into an agreement with the Company that provides certain protections upon a change-in-control.

These agreements include certain non-competition and non-solicitation provisions and are triggered only if there is both a change in control of the Company and a qualifying termination of employment (commonly called a “double trigger”). In addition, in order to protect us if the benefits are triggered, the agreements contain a “claw back” provision that will apply in the event the NEO violates any of these provisions. None of the agreements includes an excise tax gross-up provision, and the Committee chose not to provide guaranteed severance benefits outside of a change-in-control.

Stock Ownership Policy

Consistent with its goal of driving long-term value creation for our stockholders and in order to discourage undue risk-taking, the Committee’s stock ownership guidelines require significant stock ownership by the NEOs and directors. The Committee believes that requiring meaningful stock ownership by our NEOs and directors is an important way to further align their interests with the interests of our stockholders. Accordingly, the Committee has adopted a stock ownership policy which applies to the CEO, the other NEOs and outside directors as described below. The guidelines require the NEOs and directors to hold the following amounts of our stock, computed on December 31 of each year as follows:

NEO/Directors	Required Common Stock Ownership as a Multiple of Annual Base Salary / Annual Retainer
CEO	6x
Other NEOs	2x
Directors	5x

For purposes of the guidelines, shares owned indirectly, equivalent shares invested in the NEO’s 401(k) plan, and any unvested time-based RSUs are included. The value of unvested PSUs is excluded.

Each NEO has a transition period of five years from the date the individual becomes subject to the guidelines to attain the required investment position. If a NEO becomes subject to a greater ownership requirement due to a promotion or an increase in salary, the NEO will be expected to attain the higher level within three years of the change. The Committee reserves the right to approve an alternate stock ownership guideline for NEOs who can demonstrate a severe hardship in meeting the general guidelines.

Each outside director is required to achieve a minimum value of common stock equal to at least five times the annual retainer within five years following their election as a director.

All participants are currently in compliance with the stock ownership policy, either through meeting the ownership requirement or by being within the transition period.

Internal Revenue Service Limitations

When establishing our compensation programs, the Committee considers the effects of relevant tax laws. The Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company generally may not deduct for federal income tax purposes annual compensation in excess of $1 million paid to any “covered employee.” However, the $1 million limit did not apply to qualifying performance-based compensation that is paid pursuant to stockholder-approved plans and is approved by directors who qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Committee generally structured and administered executive compensation plans and arrangements so that they would not be subject to the 162(m) deduction limit, where appropriate. However, tax deductibility is only one factor the Committee considers in structuring appropriate compensation programs, and the Committee reserves the right to use its judgment to authorize compensation payments that are not deductible under Section 162(m) when it believes that such payments are appropriate. The performance-based compensation exception under Section 162(m) was repealed by the 2017 Tax Cuts and Jobs Act for new awards granted after November 2, 2017.

Insider Trading Policy

The Company’s Board has adopted a comprehensive Insider Trading Policy (“Policy”) to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. When material non-public information about us may exist and may have an influence on the marketplace, a trading blackout period is placed in effect by management. All employees, including our NEOs and members of our Board, are subject to this Policy and are prohibited from engaging in short-term or speculative transactions in our securities, including short sales, options and other derivatives, hedging and from holding Company securities in a margin account or pledging securities as collateral for a loan. In addition, this Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy. Officers, directors, and designated employees, as well as the family members and controlled entities of such persons, may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from the Compliance Officer.

Certain Relationships and Related Party Transactions

The Board’s Audit Committee charter provides that the Audit Committee shall review and approve all related party transactions. A transaction will be considered a “related party transaction” if the transaction would be required to be disclosed under Item 404 of Regulation S-K. In addition, our Code of Business Conduct and Ethics provides that an officer’s or a director’s conflict of interest with Callon may only be waived if the Nominating and Corporate Governance Committee approves the waiver and the full Board ratifies the waiver. As of December 31, 2017, we are not aware of any related party transactions with our executive officers that may cause a conflict of interest with us.

Recoupment Policy

We have no recoupment policy applicable to annual incentive bonuses or LTI awards other than those required under Sarbanes-Oxley legislation, though the Committee regularly evaluates the need to adopt such a policy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A required by Item 402(b) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, and based on such review and discussions, the Committee has recommended to the Board that the CD&A be included in this Proxy Statement relating to the 2018 Annual Meeting of Stockholders.

Respectfully submitted by the Compensation Committee of the Board,

Matthew R. Bob, Chairman
L. Richard Flury
Anthony J. Nocchiero
James M. Trimble
John C. Wallace

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The compensation paid to the Company’s executive officers generally consists of base salaries, annual cash incentive payments, awards under the 2011 Omnibus Incentive Plan, contributions to the Company’s defined contribution 401(k) retirement plan and miscellaneous perquisites. The table below sets forth information regarding fiscal years 2017, 2016 and 2015 compensation awarded to, earned by or paid to the Company’s NEOs, which includes all individuals who served as the Company’s CEO or CFO during 2017 and the three other most highly compensated NEOs for the year:

NEO	Year	Annual Salary		Cash Bonus		Stock Awards		Other (a)	Total
Joseph C. Gatto, Jr.	2017	$494,568	(b)	$690,000	(c)	$2,599,998	(d)(e)	$41,816	$3,826,382
	2016	367,308		630,000		1,907,000	(f)(g)	35,948	2,940,256
	2015	350,000		600,000		600,000	(h)	35,281	1,585,281

James P. Ulm II	2017	$17,885	(i)	$52,000	(c)(j)	$989,100	(k)	$—	$1,058,985

Gary A. Newberry	2017	$440,529	(l)	$570,000	(c)	$2,799,995	(d)(m)	$41,171	$3,851,695
	2016	367,308		630,000		1,907,000	(f)(n)	40,613	2,944,921
	2015	350,000		600,000		600,000	(h)	40,522	1,590,522

Jerry A. Weant	2017	$250,000		$193,500	(c)	$329,997	(d)	$36,211	$809,708
	2016	250,000		250,000		330,000	(f)	36,740	866,740
	2015	250,000		225,000		300,000	(h)	36,661	811,661

Mitzi P. Conn	2017	$225,000		$189,000	(c)	$329,997	(d)	$30,118	$774,115
	2016	198,370		250,000		471,400	(f)(o)	28,811	948,581
	2015	190,000		225,000		300,000	(h)	30,194	745,194

Fred L. Callon	2017	$360,577	(p)	$312,400	(c)(q)	$2,949,979	(d)	$32,741	$3,655,697
	2016	525,000		918,750		2,200,000	(f)	53,633	3,697,383
	2015	525,000		800,000		1,642,000	(h)	53,347	3,020,347

Correne S. Loeffler	2017	$164,904	(r)	$176,400	(c)	$537,239	(d)(s)	$3,710	$882,253

(a)	See the Table of All Other Compensation and related footnotes below for reconciliation of Other.

(b)	During May 2017, Mr. Gatto was promoted to CEO, which increased his salary to $575,000 from $400,000

(c)	Cash bonus awarded in March 2018 in recognition of 2017 performance.

(d)
Represents the grant date fair value of the RSUs and TSR PSUs granted to the NEOs on May 11, 2017 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 8 and 9 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 28, 2018.

(e)	Includes the grant date fair value of the RSUs granted to Mr. Gatto on July 11, 2017, following his promotion to CEO.

(f)
Represents the grant date fair value of the RSUs and TSR PSUs granted to the NEOs on May 13, 2016 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 8 and 9 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 28, 2017.

(g)	Includes the grant date fair value of the RSUs granted to Mr. Gatto on August 24, 2016, following his promotion to President.

(h)
Represents the grant date fair value of the RSUs and TSR PSUs granted to the NEOs on May 14, 2015 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 8 and 9 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 5, 2016.

(i)	Salary amount of $465,000 pro-rated for less than a full year of employment.

(j)	Bonus amount pro-rated for less than a full year of employment.

(k)	Represents the grant date fair value of the RSUs granted to Mr. Ulm upon his employment as CFO in December 2017.

(l)	During May 2017, Mr. Newberry’s salary was increased to $475,000 from $400,000.

(m)	Includes the grant date fair value of the RSUs granted to Mr. Newberry on July 11, 2017.

(n)	Includes the grant date fair value of the RSUs granted to Mr. Newberry on August 24, 2016, following his promotion to COO.

(o)	Includes the grant date fair value of the RSUs granted to Ms. Conn on August 24, 2016, following her promotion to Vice President and CAO.

(p)	Salary amount of $625,000 pro-rated through May 2017.

(q)	Bonus amount pro-rated through May 2017.

(r)	Salary amount of $245,000 pro-rated for less than a full year of employment.

(s)	Represents the grant date fair value of the RSUs granted to Ms. Loeffler upon her employment as Treasurer in April 2017.

Table of All Other Compensation

NEO	Year	Company Contributed Cash to 401(k)	Company Contributed Common Stock to 401(k) (a)	Company Provided Auto (b)	Company Paid Other (c)	Total
Joseph C. Gatto, Jr.	2017	$24,750	$6,750	$10,316	$—	$41,816
	2016	19,875	6,625	9,448	—	35,948
	2015	19,875	6,625	8,781	—	35,281

James P. Ulm II	2017	$—	$—	$—	$—	$—

Gary A. Newberry	2017	$20,250	$6,750	$14,171	$—	$41,171
	2016	19,875	6,625	14,113	—	40,613
	2015	19,875	6,625	14,022	—	40,522

Jerry A. Weant	2017	$18,750	$6,250	$11,211	$—	$36,211
	2016	18,750	6,250	11,740	—	36,740
	2015	18,750	6,250	11,661	—	36,661

Mitzi P. Conn	2017	$16,875	$5,625	$7,618	$—	$30,118
	2016	15,159	5,053	8,599	—	28,811
	2015	14,250	4,750	11,194	—	30,194

Fred L. Callon	2017	$19,832	$6,611	$6,298	$—	$32,741
	2016	19,875	6,625	12,444	14,689	53,633
	2015	19,875	6,625	12,158	14,689	53,347

Correne S. Loeffler	2017	$2,768	$942	$—	$—	$3,710

(a)
Subject to IRS limits, Company contributions to each person’s 401(k) account consist of a 2.5% non-matching contribution in cash and a 2.5% non-matching contribution in the form of the Company’s stock unit fund plus a matching contribution at the rate of 0.625% in cash for every 1% that the participant deferred, limited to a maximum matching contribution by the Company of 5% in cash. The number of shares contributed to the Company’s stock unit fund is determined on a quarterly basis using the closing market price on the last trading day of the quarter.

(b)	Represents annual depreciation based on a three-year life, plus insurance, fuel, maintenance and repairs, pursuant to IRS Reg §1.61-21, Taxation of Fringe Benefits.

(c)	Represents premiums paid by us on a personal life insurance policy for which Mr. Callon was the sole beneficiary.

Grants of Plan-Based Awards During 2017

The following table presents grants of equity awards during the fiscal year ending December 31, 2017:

		Estimated Future Payouts Under Equity Incentive Plan Awards (a)
NEO	Grant Date	Threshold	Target		Maximum		Other Awards (Shares or Units)		Grant Date Fair Value (b)
Joseph C. Gatto, Jr.	5/11/2017	—	—		—		42,868	(c)	$519,989
	5/11/2017	—	64,304		128,608		—		780,008
	7/11/2017	—	—		—		120,148	(d)	1,300,001

James P. Ulm II	12/11/2017	—	—		—		90,000	(e)	$989,100

Gary A. Newberry	5/11/2017	—	—		—		42,868	(c)	$519,989
	5/11/2017	—	64,304		128,608		—		780,008
	7/11/2017	—	—		—		138,632	(f)	1,499,998

Jerry A. Weant	5/11/2017	—	—		—		10,881	(c)	$131,987
	5/11/2017	—	16,324		32,648		—		198,010

Mitzi P. Conn	5/11/2017	—	—		—		10,881	(c)	$131,987
	5/11/2017	—	16,324		32,648		—		198,010

Fred L. Callon	5/11/2017	—	—		—		97,279	(c)	$1,179,994
	5/11/2017	—	145,918		291,836		—		1,769,985

Correne S. Loeffler	4/24/2017	—	—		—		35,000	(g)	$414,750
	5/11/2017	—	—		—		7,068	(c)	85,735
	5/11/2017	—	3,030	(h)	6,060	(h)	—		36,754

(a)
Amounts represent TSR PSUs payable in 50% cash and 50% stock on the vesting date, with the exception of Ms. Loeffer, which will be adjusted between 0% and 200% based on our TSR compared with the TSR of the peer companies. The adjusted PSUs will vest on December 31, 2019.

(b)
This column shows the grant date fair value of the awards granted to the NEOs on the date indicated computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 8 and 9 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 27, 2018. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value.

(c)	Amounts represent RSUs subject to cliff vesting on May 11, 2020 that will settle in common stock.

(d)
Amounts represent RSUs subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche will vest on July 1, 2018. The second tranche will vest on July 1, 2019. The third and final tranche will vest on July 1, 2020.

(e)
Amounts represent RSUs subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche will vest on January 1, 2019. The second tranche will vest on January 1, 2020. The third and final tranche will vest on January 1, 2021.

(f)	Amounts represent RSUs subject to ratable vesting with one-half vesting on the second year subsequent to the award year. The second half will vest on the third anniversary of the grant date.

(g)
Amounts represent RSUs subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on March 1, 2018. The second tranche will vest on March 1, 2019. The third and final tranche will vest on March 1, 2020.

(h)	Ms. Loeffler’s TSR PSU award consists only of units that will settle in 100% cash on the vesting date.

Stock-Based Incentive Compensation Plans

The 2011 Plan was approved by stockholders on May 12, 2011 and amended on May 14, 2015. Awards available under the 2011 Plan include grants of stock options, stock appreciation rights or units, restricted stock, RSUs, phantom stock or performance shares or units. As of March 16, 2018, 1,370,310 shares remain unissued within the 2011 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning all unvested equity awards that were held as of December 31, 2017 for the NEOs:

	Stock Awards
	Unvested Shares or Units of Stock			Equity Incentive Plan Awards
NEO	Number of Unvested Shares or Units of Stock		Market Value of Unvested Shares or Units of Stock (a)	Number of Unearned Shares, Units or Other Unvested Rights		Market of Payout Value of Unearned Shares, Units or Other Unvested Rights (a)
Joseph C. Gatto, Jr.	24,848	(b)	$301,903	4,385	(c)	$53,278
	36,890	(d)	448,214	6,510	(e)	79,097
	50,000	(f)	607,500	—		—
	42,868	(g)	520,846	—		—
	120,148	(h)	1,459,798	—		—
	—		—	32,550	(i)	395,483
	32,550	(j)	395,483	—		—
	—		—	32,152	(k)	390,647
	32,152	(l)	390,647	—		—

James P. Ulm II	90,000	(m)	$1,093,500	—		$—

Gary A. Newberry	24,848	(b)	$301,903	4,385	(c)	$53,278
	36,890	(d)	448,214	6,510	(e)	79,097
	50,000	(f)	607,500	—		—
	42,868	(g)	520,846	—		—
	138,632	(n)	1,684,379	—		—
	—		—	32,550	(i)	395,483
	32,550	(j)	395,483	—		—
	—		—	32,152	(k)	390,647
	32,152	(l)	390,647	—		—

Jerry A. Weant	12,424	(b)	$150,952	2,192	(c)	$26,633
	10,145	(d)	123,262	1,790	(e)	21,749
	10,881	(g)	132,204	—		—
	—		—	8,951	(i)	108,755
	8,951	(j)	108,755	—		—
	—		—	8,162	(k)	99,168
	8,162	(l)	99,168	—		—

Mitzi P. Conn	12,424	(b)	$150,952	2,192	(c)	$26,633
	10,145	(d)	123,262	1,790	(e)	21,749
	10,000	(f)	121,500	—		—
	10,881	(g)	132,204	—		—
	—		—	8,951	(i)	108,755
	8,951	(j)	108,755	—		—
	—		—	8,162	(k)	99,168
	8,162	(l)	99,168	—		—

Correne S. Loeffler	35,000	(o)	$425,250	—		$—
	7,068	(g)	85,876	—		—
	—		—	3,030	(i)	36,815

(a)	Amounts calculated using the closing price of $12.15 per share of our common stock on the last trading day of 2017.

(b)	Stock settleable RSUs awarded on May 14, 2015 subject to cliff vesting on May 14, 2018.

(c)	Cash settleable RSUs awarded on May 14, 2015 subject to cliff vesting on May 14, 2018.

(d)	Stock settleable RSUs awarded on May 13, 2016 subject to cliff vesting on May 13, 2019.

(e)	Cash settleable RSUs awarded on May 13, 2016 subject to cliff vesting on May 13, 2019.

(f)	Stock settleable RSUs awarded August 24, 2016 subject to cliff vesting on August 24, 2019.

(g)	Stock settleable RSUs awarded on May 11, 2017 subject to cliff vesting on May 11, 2020.

(h)
Stock settleable RSUs awarded on July 11, 2017 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche will vest on July 1, 2018. The second tranche will vest on July 1, 2019. The third and final tranche will vest on July 1, 2020.

(i)
Cash settleaable TSR PSUs awarded on May 13, 2016 with vesting terms subject to a performance criteria related to the TSR of the Company compared to a group of peer companies on December 31, 2018. The number of units subject to vest under this award can range from 0% to 200%.

(j)
Stock settleaable TSR PSUs awarded on May 13, 2016 with vesting terms subject to a performance criteria related to the TSR of the Company compared to a group of peer companies on December 31, 2018. The number of units subject to vest under this award can range from 0% to 200%.

(k)
Cash settleaable TSR PSUs awarded on May 11, 2017 with vesting terms subject to a performance criteria related to the TSR of the Company compared to a group of peer companies on December 31, 2019. The number of units subject to vest under this award can range from 0% to 200%.

(l)
Stock settleaable TSR PSUs awarded on May 11, 2017 with vesting terms subject to a performance criteria related to the TSR of the Company compared to a group of peer companies on December 31, 2018. The number of units subject to vest under this award can range from 0% to 200%.

(m)
Stock settleable RSUs awarded on December 11, 2017 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche will vest on January 1, 2019. The second tranche will vest on January 1, 2020. The third and final tranche will vest on January 1, 2021.

(n)
Stock settleable RSUs awarded on July 11, 2017 subject to three-year ratable vesting with one-half vesting on the second year subsequent to the award year. The first tranche will vest on July 1, 2019. The second and final tranche will vest on July 1, 2020.

(o)
Stock settleable RSUs awarded on April 24, 2017 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on March 1, 2018. The second tranche will vest on March 1, 2019. The third and final tranche will vest on March 1, 2020.

Stock Vested

The following table provides information about the value realized by the NEOs on vestings of RSUs, phantom stock units and PSUs during 2017:

	Vesting (a)
NEO	Number of Shares Acquired		Value Realized $
Joseph C. Gatto, Jr.	20,482	(b)	$255,001	(c)
			44,452	(d)
	40,120	(e)	487,458	(c)
			487,482	(c)(f)

Gary A. Newberry	20,482	(b)	$255,001	(c)
			44,452	(d)
	40,120	(e)	487,458	(c)
			487,482	(c)(f)

Jerry A. Weant	5,598	(b)	$69,695	(c)
			12,152	(d)
	20,060	(e)	243,729	(c)
			243,753	(c)(f)

Mitzi P. Conn	5,598	(b)	$69,695	(c)
			12,152	(d)
	20,060	(e)	243,729	(c)
			243,753	(c)(f)

Fred L. Callon	56,052	(b)	$697,847	(c)
	—		121,672	(d)
	68,000	(g)	822,120	(h)
			146,040	(i)
	120,000	(j)	1,450,800	(h)
			1,450,800	(h)(k)
	67,631	(l)	817,659	(h)
			145,249	(m)
	97,270	(n)	1,175,997	(h)
			1,175,997	(h)(o)
	97,279	(p)	1,176,103	(h)
	103,602	(q)	1,252,546	(h)
			1,252,546	(h)(r)

(a)	No options were awarded, outstanding, expired, or exercised by any NEO in 2017.

(b)	Represents RSUs awarded on May 14, 2014 that settled in stock on the May 14, 2017 vesting date.

(c)
Represents the aggregate dollar amount realized on the date of vesting, based on the closing market price per share of Company common stock on the vesting date or last business day prior to the vesting date if such date fell on a weekend or holiday.

(d)
Represents phantom stock units awarded on May 14, 2014 that were settled in cash on the May 14, 2017 vesting date, based on the average of the opening and closing market price per share of Company common stock on the vesting date or last business day prior to the vesting date if such date fell on a weekend or holiday.

(e)	Represents TSR PSUs awarded on May 14, 2015 that settled in stock on the December 31, 2017 vesting date.

(f)	Represents TSR PSUs awarded on May 14, 2015 that settled in cash on the December 31, 2017 vesting date.

(g)	Represents RSUs awarded on May 14, 2015 that settled in stock on the May 24, 2017 accelerated vesting date triggered by the passing of Mr. Callon.

(h)	Represents the aggregate dollar amount realized on the date of vesting, based on the closing market price per share of Company common stock on the vesting date.

(i)
Represents phantom stock units awarded on May 14, 2015 that were settled in cash on the May 24, 2017 accelerated vesting date triggered by the passing of Mr. Callon, based on the average of the opening and closing market price per share of Company common stock on the vesting date.

(j)	Represents TSR PSUs awarded on May 14, 2015 that settled in stock on the May 24, 2017 accelerated vesting date triggered by the passing of Mr. Callon.

(k)	Represents TSR PSUs awarded on May 14, 2015 that settled in cash on the May 24, 2017 accelerated vesting date triggered by the passing of Mr. Callon.

(l)	Represents RSUs awarded on May 13, 2016 that settled in stock on the May 24, 2017 accelerated vesting date triggered by the passing of Mr. Callon.

(m)
Represents phantom stock units awarded on May 13, 2016 that were settled in cash on the May 24, 2017 accelerated vesting date triggered by the passing of Mr. Callon, based on the average of the opening and closing market price per share of Company common stock on the vesting date.

(n)	Represents TSR PSUs awarded on May 13, 2016 that settled in stock on the May 24, 2017 accelerated vesting date triggered by the passing of Mr. Callon.

(o)	Represents TSR PSUs awarded on May 13, 2016 that settled in cash on the May 24, 2017 accelerated vesting date triggered by the passing of Mr. Callon.

(p)	Represents RSUs awarded on May 11, 2017 that settled in stock on the May 24, 2017 accelerated vesting date triggered by the passing of Mr. Callon.

(q)	Represents TSR PSUs awarded on May 11, 2017 that settled in stock on the May 24, 2017 accelerated vesting date triggered by the passing of Mr. Callon.

(r)	Represents TSR PSUs awarded on May 11, 2017 that settled in cash on the May 24, 2017 accelerated vesting date triggered by the passing of Mr. Callon.

Employment Agreements, Termination of Employment and Change‑in‑Control Arrangements

Employment agreements

We do not have employment agreements with any of our executive officers.

Severance compensation agreements

We entered into Severance Compensation Agreements (“SCA”) with each of our NEOs. The SCA will terminate, except to the extent that any obligation of Callon thereunder remains unpaid as of such time, upon the earliest of (i) December 31, 2018, provided, however, that, on each anniversary date thereafter, the expiration date shall automatically be extended for one additional year unless, immediately prior to such anniversary date, either party shall have given written notice that it does not wish to extend this SCA, but in no event shall the expiration date be earlier than the second anniversary of the effective date of a change of control; (ii) the termination of the NEOs employment with Callon based on death, disability (as defined in the SCA), or cause (as defined in the SCA); and (iii) the voluntary resignation of the NEOs for any reason other than good reason (as defined in the SCA).

Pursuant to the SCA, if the executive incurs a “separation from service” from Callon (as such term is defined in final Treasury Regulations issued under Code Section 409A and other authoritative guidance issued thereunder) without cause by Callon or for good reason by him within two years following a change of control of Callon (or in certain cases, prior to a change of control), then the executive is entitled to a single lump-sum cash payment (payable on the date that is six months following the triggering event) in an amount equal to three times the sum, with respect to our CEO Mr. Gatto, of (i) the annual base salary in effect immediately prior to the change of control or, if higher, in effect immediately prior to the separation from service, and (ii) the greater of the average bonus earned with respect to the three most recently completed full fiscal years or the target bonus for the fiscal year in which the change of control occurs, based on a forecast that has been approved by the Board of the results for the fiscal year in which the change of control occurs. For the other NEOs, the salary and bonus multiple is two times. In addition, we must maintain at our expense until thirty-six months after a separation from service all life, disability, medical, dental, accident, and health insurance coverage for Mr. Gatto. For the other NEOs, the continued benefit period is twenty-four months. If the executive’s employment is terminated because of his death or disability, we are only required to make such payments if the termination occurred within six months after a change of control. “Good reason” is generally defined in the SCA as a change in the executive’s compensation, benefits, position, responsibilities, or location. A change of control is generally defined in the SCA as (i) any person or group of persons acting in concert shall have become the beneficial owner of more than 50% of our outstanding common stock; (ii) our stockholders shall cause a change in the majority of the members of the Board within a twelve-month period; or (iii) we or our stockholders shall enter into an agreement to dispose of all or substantially all of our assets or outstanding capital stock.

The SCAs also provide that, upon a change of control, all stock options shall automatically become fully exercisable and all performance shares, restricted stock, stock appreciation rights and other similar rights held by the executive shall become fully vested, provided, however, that such acceleration of vesting shall not occur if it would be an impermissible acceleration under Section 409A of the Code. If we cannot provide for acceleration of vesting as a result of provisions in existence prior to a change of control, any plan or agreement, or Section 409A, we must provide in lieu thereof a lump-sum cash payment equal to the total value of the outstanding and unvested stock rights as of the date of separation from service.

The SCAs incorporate a provision to provide for the possible impact of the federal excise tax on excess parachute payments. The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20 percent excise tax upon the recipient and non-deductibility of such payments by the paying corporation. While the excise tax is seemingly evenhanded, the excise tax can discriminate against long-serving employees in favor of new hires, against individuals who do not exercise stock options in favor of those who do and against those who elect to defer compensation in favor of those who do not. For these reasons, we believe that the “net-best” provision included in the SCA is appropriate. If any payment is subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the payment will be reduced so that no portion of the payment is subject to such excise tax if the net benefit payable would be at least as much as it would have been if no reduction was made.

Potential payments upon termination or change-in-control

The following table shows the estimated gross taxable compensation payable upon termination following a change in control or upon death, disability or retirement. No amounts would be payable upon termination for other causes. The information assumes, in each case, that the officer’s termination was effective as of December 31, 2017. In presenting this disclosure, we describe amounts earned through December 31, 2017 and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from us, the estimates are of the amounts which would be paid out to the executives upon their termination.

NEO / Reason for Termination	Base Salary (a)	Cash Bonus (a)	Accelerated Stock Award Vesting (b)	Continued Employee Benefits (c)	Total
Joseph C. Gatto, Jr. - CIC (d)	$1,725,000	$1,920,000	$5,042,894	$57,771	$8,745,665
Death, Disability or Retirement (e)	—	—	5,042,894	—	5,042,894

James P. Ulm II - CIC (d)	$930,000	$837,000	$1,093,500	$38,514	$2,899,014
Death, Disability or Retirement (e)	—	—	1,093,500	—	1,093,500

Gary A. Newberry - CIC (d)	$950,000	$1,200,000	$5,267,475	$25,878	$7,443,353
Death, Disability or Retirement (e)	—	—	5,267,475	—	5,267,475

Jerry A. Weant - CIC (d)	$500,000	$445,667	$870,645	$25,878	$1,842,190
Death, Disability or Retirement (e)	—	—	870,645	—	870,645

Mitzi P. Conn - CIC (d)	$450,000	$442,667	$992,145	$38,514	$1,923,326
Death, Disability or Retirement (e)	—	—	992,145	—	992,145

Correne S. Loeffler - CIC (d)	$490,000	$294,000	$547,941	$38,514	$1,370,455
Death, Disability or Retirement (e)	—	—	547,941	—	547,941

(a)
In accordance with Mr. Gatto’s Severance Compensation Agreement, the computation uses a three-year multiple with respect to the severance amount relating to salary and target bonus, while a two-year multiple is used for the other NEOs. See “Employment Agreements, Termination of Employment and Change‑in‑Control Arrangements.”

(b)	The amounts are calculated based on unvested stock awards at December 31, 2017 using the closing price of $12.15 per share of our common stock on the last trading day of 2017.

(c)
Benefits consist of thirty-six months of employer provided family medical and dental insurance, life insurance, dependent life insurance, accidental death coverage and disability coverage for Mr. Gatto and twenty-four months for the other NEOs in the table.

(d)	We entered into a Severance Compensation Agreement with each of the NEOs listed in the table above. See “Employment Agreements, Termination of Employment and Change‑in‑Control (“CIC”) Arrangements.”

(e)
“Disability” is generally defined as the employee’s inability to carry out the normal and usual duties of his employment on a full-time basis for an entire period of six continuous months together with the reasonable likelihood, as determined by the Board after consultation of a qualified physician, he will be unable to carry out his normal and usual duties of employment. “Retirement” is generally defined as the employee’s attainment of an age which the Board determines to be consistent with normal retirement age.

Director Compensation

The compensation of our non-employee directors is reviewed by the Compensation Committee and is approved by the Board. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In determining director compensation, we consider the significant amount of time the directors spend fulfilling their duties, as well as the competitive market for skilled directors. Annually the Compensation Committee directly engages Meridian to conduct an analysis of director compensation, and recommends any adjustments to the total annual compensation of the non-employee directors. Specifically, Meridian evaluates competitive market data, utilizing peer and general industry data for comparison.

In 2017, each non-employee director received compensation consisting of an annual retainer of $60,000 per year, with an additional $20,000 per year for the chairman of the Audit Committee, an additional $15,000 per year to the chairman of the Compensation Committee, an additional $10,000 per year to the chairman of the Nominating and Corporate Governance Committee, and an additional $10,000 to the chairman of the Strategic Planning and Reserves Committee. As indicated herein, with the passing of Mr. Callon, Chairman of the Board and CEO, the Board appointed Mr. Flury as the non-executive Chairman of the Board, with an annual retainer of $120,000. Each non-employee director is reimbursed for reasonable out-of-pocket costs incurred to attend Board meetings. In addition to cash compensation, we also grant to our non-employee directors restricted common shares under our stock-based compensation plan. These grants are to compensate our directors and to provide them with incentives to remain as a director by offering them a long-term stake in our potential future value. During 2017, the Compensation Committee awarded RSUs with equivalent value equal to $135,000 each to the non-employee directors. The RSUs will vest ratably over three years or the Compensation Committee may determine in its sole discretion that the RSUs shall vest on a “qualified separation from service.” If a member of our Board is an officer or employee of the Company, they do not receive compensation for their services as a director. The table below indicates the total compensation earned and paid during 2017 for each non-employee director:

Non-Employee Director Compensation for 2017

Director	Fees Earned or Paid in Cash (a)		Stock Awards (b)		Option Awards	All Other Compensation	Total
Matthew R. Bob	$75,000	(c)	$135,000		$—	$—	$210,000
Michael L. Finch	$60,000		$135,000		$—	$—	$195,000
L. Richard Flury	$180,000	(d)	$135,000	(e)	$—	$—	$315,000
Larry D. McVay	$70,000	(f)	$135,000		$—	$—	$205,000
Anthony J. Nocchiero	$70,000	(g)	$135,000		$—	$—	$205,000
James M. Trimble	$60,000		$135,000		$—	$—	$195,000
John C. Wallace	$80,000	(h)	$135,000		$—	$—	$215,000

(a)	Does not include reimbursement of expenses associated with attending the Board meetings.

(b)
Amounts calculated utilizing the provisions of FASB ASC Topic 718. See footnotes 8 and 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017 regarding assumptions underlying valuation of equity awards.

(c)	Represents annual retainer of $60,000 and an additional $15,000 for acting as chairman of the Compensation Committee.

(d)
Represents annual retainer of $60,000 and an additional $120,000 for acting as the non-executive Chairman of the Board. Mr. Flury elected to have his annual retainer deferred pursuant to the terms of a Deferred Compensation Plan for non-employee directors, under which participants may elect to convert the cash fees to phantom shares and defer the receipt of the proceeds in cash until separation of service as a director.

(e)
Represents a director who elected to have his restricted stock award deferred pursuant to the terms of a Deferred Compensation Plan for non-employee directors, under which participants may elect to defer the receipt of the proceeds in cash until separation of service as a director.

(f)	Represents annual retainer of $60,000 and an additional $10,000 for acting as chairman of the Strategic Planning and Reserves Committee.

(g)	Represents annual retainer of $60,000 and an additional $10,000 for acting as chairman of the Nominating and Corporate Governance Committee.

(h)	Represents annual retainer of $60,000 and an additional $20,000 per year for acting as chairman of the Audit Committee.

CEO Pay Ratio

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the ratio of the median employee’s compensation to the Chief Executive Officer (CEO) of Callon Petroleum is 25:1.

In order to find the median employee, we used the Consistently Applied Compensation Measure (CACM) defined as sum of the base salary and bonus, including any overtime or commission that was paid to the employee. Furthermore, we annualized the bonus, base salary, and any overtime for employees that were not employed the entire 2017 year. We identified the median employee from the employee population as of December 31, 2017.

In accordance with SEC rules, we then determined the amount of the median of the annual total compensation of all our employees (excluding the CEO) for 2017 was $140,628. This amount represents the total compensation that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(x) of Regulation S-K for the median employee if the employee had been a NEO for fiscal year 2017. For purposes of calculating the ratio, an additional value of $14,466 was included in the annual compensation for non-discriminatory benefits bringing the annual total compensation to $155,094.

We determined the amount of the CEO’s annual total compensation was $3,826,382 which represents the amount reported for the CEO in the “Total” column of our 2017 Summary Compensation Table. For purposes of the ratio, an additional value of $23,432 was included in the annual total compensation for non-discriminatory benefits to bring the value to $3,849,814.

Based on the foregoing, for 2017 the ratio of the median of the annual total compensation of all employees to the annual total compensation of our CEO is 25:1.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records.

Stockholders’ Proposals and Director Nominations for the 2019 Annual Meeting

Stockholders who desire to present proposals at the 2019 Annual Meeting of Stockholders and to have such proposals included in our proxy materials, must submit their proposals to us at our principal executive offices not later than November 30, 2018. If the date of the 2019 Annual Meeting of Stockholders is changed by more than 30 days from the date of the 2018 Annual Meeting of Stockholders, the deadline for submitting proposals is a reasonable time before we begin to print and mail our proxy materials for our 2019 Annual Meeting of Stockholders.

If the date of the 2019 Annual Meeting of Stockholders is advanced or delayed by more than 30 calendar days from the date of the 2018 Annual Meeting of Stockholders, we shall, in a timely manner, inform our stockholders of such change, by including a notice, under Item 5, in our earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in our Proxy Statement and the new date for determining whether we may exercise discretionary voting authority because we have not received timely notice of a matter.

In order to avoid controversy as to the date on which we receive any such proposal, we suggest that stockholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above or other applicable requirements.

Our Certificate of Incorporation requires that any person intending to nominate a person to serve as a director of Callon must provide written notice to us of the intent to nominate at least 120 days prior to the scheduled date of the 2019 annual meeting.

ANNUAL MEETING INFORMATION

Information Concerning Solicitation and Voting

We are providing you this Proxy Statement in connection with the solicitation of proxies by our Board to be voted at the 2018 Annual Meeting of stockholders of Callon Petroleum Company. The Annual Meeting will be held on Thursday, May 10, 2018 at 9:00 a.m. CDT in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board will primarily solicit proxies by mail, and we will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of these proxy materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, email, facsimile or other means, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the common stock held by such persons, and we may reimburse those brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, to assist us with our solicitation efforts, we have retained the services of Alliance Advisors for a fee of approximately $15,000, plus out-of-pocket expenses.

Information About Voting and the Annual Meeting

Who may vote

You may vote if you are the record holder of our common stock as of the close of business on the Record Date. On that date, 201,947,884 shares of our common stock were outstanding and are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter considered at this meeting.

Attending the Annual Meeting

If you meet the above criteria to vote at our Annual Meeting, you may attend the Annual Meeting. If you wish to attend the Annual Meeting in person, you must present valid, government-issued picture identification. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, in order to be admitted you must present proof of your beneficial ownership of the common stock, such as a bank or brokerage account statement, indicating that you owned shares of our common stock at the close of business on the Record Date.

For safety and security reasons, no cameras, recording equipment, cellular telephones, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting. No banners, signs, firearms or weapons will be allowed in the meeting room. We reserve the right to inspect all items entering the meeting room.

Proposals

Qualifying stockholders will vote on the following four proposals at the meeting:

1)	The election of directors;

2)	Advisory approval of our executive compensation;

3)	The approval of the 2018 Plan; and

4)	The ratification of the appointment of Grant Thornton LLP.

Notice and access

The Company is furnishing proxy materials to its stockholders through the Internet as permitted under the rules of the Securities and Exchange Commission (the “SEC”). Under these rules, the Company’s stockholders will receive a Notice Regarding the Availability of Proxy Materials instead of a paper copy of the Notice of 2018 Annual Meeting of Stockholders and Proxy Statement, our proxy card, and our Annual Report on Form 10-K, often referred to as “notice and access.” We believe this process gives us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and distributing our proxy materials. This Notice includes instructions on how to access the proxy materials over the Internet or to request a paper copy of proxy materials, including a proxy card or voting instruction form. In addition and as described in the Notice, stockholders may request to receive future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until terminated by the stockholder.

Our Board has made these proxy materials available to you on the Internet on or about March 23, 2018 at https://www.viewproxy.com/CallonPetroleum/2018, which is the cookies-free website described in the Notice. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners of our stock, and filing the Notice with the SEC, on or about March 23, 2018. Please note that the Notice identifies the items on which stockholders will vote at the meeting, but stockholders cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote via the Internet, by telephone or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

In addition to the proxy materials being available for review at https://www.viewproxy.com/CallonPetroleum/2018, the site contains instructions on how to access the proxy materials on a website or to request free of charge printed materials, including a copy of our Form 10-K for the year ended December 31, 2017 as filed with the SEC. On an ongoing basis, stockholders may contact our Corporate Secretary at our principal offices in Natchez, Mississippi to request proxy materials by mail or by e-mail.

Casting your vote

There are three methods for registered stockholders to vote by proxy without attending the Annual Meeting:

1.	By Internet
You can vote via the Internet by going to the website address provided on your Notice or proxy card. You will need to use the control and request ID appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. CDT on May 9, 2018. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card. Internet voting is available 24 hours a day.

2.	By Telephone
You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control and request ID appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. CDT on May 9, 2018. Voting by telephone is available 24 hours a day.

3.	By Mail
If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the reply envelope provided. Please promptly mail your proxy card to ensure that we receive it prior to the closing of the polls at the Annual Meeting.

If you receive more than one Notice and/or Proxy Statement then it means that your shares are likely registered in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive. If you send us a signed proxy card without marking your voting selections, your shares will be voted on each proposal as recommended by our Board, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. The Board is not presently aware of any other proposals or any other business to be considered at the Annual Meeting.

Difference between a “holder of record” and a “street name” holder

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares. You will receive instructions from your broker, bank or other nominee that you must follow in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

In the event you do not provide instructions on how to vote shares held in street name, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but they are not permitted to vote (a “broker non-vote”) on non-routine or non-discretionary items absent instructions from the beneficial owner. With respect to the Annual Meeting, brokers are prohibited from exercising discretionary authority in the election of directors, the non-binding advisory proposal on executive compensation, and the proposal to approve the 2018 Plan, but such brokers may exercise discretionary authority with respect to the ratification of the appointment of our independent registered public accounting firm. Your vote is especially important. Therefore, please promptly instruct your broker regarding how to vote your shares on these matters.

If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting. If you need assistance in obtaining a legal proxy, please call Alliance Advisors toll-free at (833)-786-5511. Submitting your proxy by mail will not affect your right to vote in person if you decide to attend the Annual Meeting.

Revoking a proxy

You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Corporate Secretary at our principal offices in Natchez, Mississippi before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not necessarily revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.

Recommendation of the Board

The Board unanimously recommends you vote “FOR” each of the proposals. A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	“FOR” the election of each of the nominees named in this Proxy Statement to our Board of Directors;

•	“FOR” the approval, on an advisory basis, of our executive compensation;

•	“FOR” the approval of the 2018 Plan; and

•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018

Counting the vote

We have appointed Alliance Advisors to serve as the inspector of election and to tabulate and certify the vote.

Quorum

A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the Record Date, present in person or represented by proxy. We will count your shares for purposes of determining if there is a quorum if either you are present and vote in person at the meeting or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum.

Required Vote

Proposal 1 - Election of directors

The nominees for election as directors will be elected by a plurality of all votes cast, subject to the Company’s majority voting policy. Because the number of director nominees equals the number of directors to be elected at this Annual Meeting, to be elected, each director must receive a majority of the votes cast. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “withheld.” Abstentions and broker non-votes will not be included in determining the number of votes cast in the election of directors and will not have any effect on the outcome. This majority voting standard is discussed further under “Proposal 1 - Election of directors - Majority Vote Standard.”

Proposal 2 - Advisory vote to approve NEO compensation

The advisory vote on our executive compensation is non-binding, so no specific vote is required. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will not be counted as shares present and entitled to vote, and, accordingly, will not affect the outcome of the vote on this proposal. While the law requires this advisory vote, the vote will neither be binding on us or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us or our Board. However, the views of our stockholders are important to us, and our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. We urge you to read the section entitled “Compensation Discussion and Analysis,” which discusses in detail how our executive compensation program implements our compensation philosophy.

Proposal 3 - Approval of the 2018 Plan

Pursuant to our bylaws, approval of the 2018 Plan requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to vote on the proposal. In addition to the vote required by our bylaws, under New York Stock Exchange (“NYSE”) rules, approval of the 2018 plan requires approval of a majority of votes cast on the proposal. In both cases, abstentions will have the effect of a vote cast against the proposal. Broker non-votes will not be counted as shares present and entitled to vote and so will have no effect upon the outcome of the vote.

Proposal 4 - Ratification of the appointment of the independent registered public accounting firm

The advisory vote on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2018 fiscal year is non-binding, so no specific vote is required. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will have the authority to vote your shares in its discretion on this proposal. An abstention will have the effect of a vote against this proposal. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Audit Committee will consider the outcome of the vote in determining the selection of the Company’s independent registered public accounting firm.

Voting Results

We will announce the preliminary voting results at the Annual Meeting and will publish the final voting results in a current report on Form 8-K to be filed with the SEC within four business days of the meeting.

Householding Information

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and reduce expenses for companies. Both we and some of our intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies of our Annual Report and Proxy Statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our address appearing on the cover of this Proxy Statement, to the attention of the Corporate Secretary. If you hold your shares through an intermediary that is householding and you want to receive separate copies of our Annual Report and Proxy Statement in the future, you should contact your bank, broker or other nominee record holder.

Financial Statements and Other Available Documents

Financial statements for our most recent fiscal year are contained in the 2017 Annual Report to Stockholders and our Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 28, 2018. Our Annual Report, our Annual Report on Form 10-K, Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Charters of Board Committees may be accessed by stockholders on our website at www.callon.com or printed copies are available upon written request to B.F. Weatherly, Corporate Secretary at our principal executive office in Natchez, Mississippi.

Other Business

The Board is not aware of any matter to be acted upon at the 2018 Annual Meeting other than those described above. If other business properly comes before the 2018 Annual Meeting, the persons named on the proxy will vote the proxy in accordance with what they consider to be in the best interests of us and our stockholders. Please sign, date, and return your proxy promptly to avoid unnecessary expense. All stockholders are urged, regardless of the number of shares owned, to participate in the 2018 Annual Meeting by voting their shares.

By Order of the Board of Directors

March 23, 2018
Natchez, Mississippi	Joseph C. Gatto, Jr.
President and Chief Executive Officer

Appendix A

CALLON PETROLEUM COMPANY
2018 OMNIBUS INCENTIVE PLAN

1.
Plan. This Callon Petroleum Company 2018 Omnibus Incentive Plan (this “Plan”) was adopted by Callon Petroleum Company to reward and provide incentives to certain employees, independent contractors and directors by enabling them to acquire awards from the Company, including Awards related to shares of common stock of Callon Petroleum Company.

2.	Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

“Award” means the grant of any Option, SAR, Stock Award, Cash Award or Performance Award whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of this Plan.

“Award Agreement” means the document (in written or electronic form) setting forth the terms, conditions and limitations applicable to an Award. Such agreement shall be written except that the Committee may, in its discretion, require or allow that the Participant electronically execute or accept such Award Agreement.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award denominated in cash.

“Change in Control” means the occurrence of one or more of the following:

(a)
Change in Ownership. A change in ownership of the Company occurs on the date that any Person, other than (1) the Company or any of its Subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s stock (each of (1) through (4) an “Exempt Person”), acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Company’s Voting Stock. However, if any Person is considered to own already more than fifty percent (50%) of the total fair market value or total voting power of the Company’s Voting Stock, the acquisition of additional stock by the same Person is not considered to be a Change in Control. In addition, if any Person has effective control of the Company through ownership of thirty percent (30%) or more of the total voting power of the Company’s Voting Stock, as discussed in paragraph (b) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (a); or

(b)
Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (a) above, a change in the effective control of the Company occurs on either of the following dates: (1) the date that any Person (other than an Exempt Person) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the Company’s Voting Stock. However, if any Person owns thirty percent (30%) or more of the total voting power of the Company’s Voting Stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (b)(1); or (2) the date that during any period of three consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved; provided, however, that any such director shall not be considered to be approved by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)
Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company that have a total gross fair market value equal to at least forty percent (40%) of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the stockholders of the Company immediately after the transfer, through a transfer to (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Common Stock; (2) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (3) a Person that owns directly or indirectly, at least fifty percent (50%) of the total value or voting power of the Company’s outstanding Voting Stock; or (4) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power of the Company’s outstanding Voting Stock.

Notwithstanding the foregoing, no Change in Control payment event shall be deemed to have occurred with respect to an Award that is subject to Section 409A of the Code unless such event constitutes a permissible payment event specified in Section 409A of the Code and the Treasury regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means (i) the Compensation Committee of the Board or (ii) such other committee of the Board as is designated by the Board to administer this Plan or (iii) to the extent contemplated hereby, the Board.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Company” means Callon Petroleum Company, a Delaware corporation.

“Director” means an individual serving as a member of the Board.

“Dividend Equivalents” means, with respect to the shares of Common Stock subject to a Stock Award other than Restricted Stock, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period on a like number of shares of Common Stock.

“Effective Date” means May 10, 2018.

“Employee” means an employee of the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (i)(A) if the shares of Common Stock are listed or on a national securities exchange (including the NASDAQ Global Select Market), the closing price per share of the Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, or, at the discretion of the Committee, the price prevailing on the exchange at the time of exercise or other relevant event (as determined under procedures established by the Committee) including the average of the closing bid and asked price on that date, (B) if the shares of Common Stock are not so listed but are listed or quoted on another securities exchange or market, the closing price per share of Common Stock reported on the principal securities exchange or market on which the shares of Common Stock are traded (as determined by the Committee), or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported or, at the discretion of the Committee, the price prevailing on such principal securities exchange or market at the time of exercise or other relevant event, including the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, (C) if the shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose, or (D) if none of (A)-(C) are applicable, the fair market value of a share of Common Stock as determined in good faith by the Committee; or (ii) if applicable, the price per share as determined in accordance with the procedures of a third party administrator retained by the Company to administer this Plan and as approved by the Committee.

“Incentive Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

“Independent Contractor” means an individual providing services to the Company or any of its Subsidiaries, who is not an Employee. An Independent Contractor can include an individual who is serving as a Non-employee Director.

“Non-employee Director” means a Director who is not an Employee. A Non-employee Director may, in the discretion of the Committee, receive an Award both in the capacity as a Non-employee Director and Independent Contractor.

“Nonqualified Stock Option” means an Option that is not an Incentive Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified price, which is either an Incentive Option or a Nonqualified Stock Option.

“Participant” means an Employee, Non-employee Director or Independent Contractor to whom an Award has been made under this Plan.

“Performance Award” means an award made pursuant to this Plan to a Participant which is subject to the attainment of one or more Performance Goals.

“Performance Goal” means a standard established by the Committee, to determine in whole or in part whether a Performance Award shall be earned.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Prior Plan” means the Callon Petroleum Company 2011 Omnibus Incentive Plan, as thereafter amended.

“Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit” means a right to receive a share of Common Stock or the value thereof on such terms and conditions as may be established by the Committee. For the avoidance of doubt, such term includes phantom shares and phantom stock units.

“Restriction Period” means a period of time beginning as of the date upon which a Stock Award is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Stock Award is deliverable or no longer restricted or such Stock Award is no longer subject to forfeiture provisions.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

“SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price, in each case, as determined by the Committee.

“Stock Award” means an award in the form of shares of Common Stock or units denominated in shares of Common Stock, including Restricted Stock and Restricted Stock Units. For the avoidance of doubt, a Stock Award does not include an Option or SAR.

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of Directors.

3.	Eligibility. All Employees, Non-employee Directors and Independent Contractors are eligible for Awards under this Plan in the sole discretion of the Committee.

4.
Common Stock Available for Awards. Subject to the provisions of Section 14 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) an aggregate of 9,400,000 shares of Common Stock, plus the shares remaining available for awards under the Prior Plan as of the Effective Date, all of which shall be available for Incentive Options. The number of shares of Common Stock that are the subject of Awards under this Plan or the Prior Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or are exchanged for Awards that do not involve Common Stock, shall again immediately become available for additional Awards hereunder. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for issuance as Awards under this Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of a stock-settled SAR or Option, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Option or SAR, or (iii) shares of Common Stock repurchased on the open market with the proceeds of the option exercise price. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

5.	Administration.

(a)
Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee. To the extent required in order for Awards to be exempt from Section 16 of the Exchange Act by virtue of the provisions of Rule 16b-3, (i) the Committee shall consist of at least two members of the Board who meet the requirements of the definition of “Non-employee Director” set forth in Rule 16b-3 (b)(3)(i) promulgated under the Exchange Act or (ii) Awards may be granted by, and this Plan may be administered by, the Board.

(b)
Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper. The Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant to whom such Award was granted or (ii) consented to by such Participant. The Committee may make an Award to an individual who it expects to become an Employee, Non-employee Director or Independent Contractor of the Company or any of its Subsidiaries within the next six months, with such award being subject to the individual actually becoming an Employee, Non-employee Director or Independent Contractor, as applicable, within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the purposes of this Plan. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Board shall have the same powers as the Committee with respect to Awards granted to Non-employee Directors.

(c)
Notwithstanding the foregoing, except in connection with a transaction involving the Company or its capitalization (as provided in Section 14), the terms of outstanding Awards may not be amended without approval of the stockholders of the Company to (i) reduce the exercise price of outstanding Options or SARs or (ii) cancel, exchange, substitute, buyout or surrender outstanding Options or SARs in exchange for cash or other Awards when the exercise price per share of the original Options or SARs exceeds the Fair Market Value of one share of Common Stock, (iii) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the shares of Common Stock are listed or (iv) permit the grant of any Options or SARs that contains a so-called “reload” feature under which additional Options, SARs or other Awards are granted automatically to the Participant upon exercise of the original Option or SAR.

(d)
No member of the Committee or the Board or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 6 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

6.
Delegation of Authority. To the extent allowed by applicable law, the Committee may delegate to the Chief Executive Officer, to other senior officers of the Company or to other committees of the Board its duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act.

7.
Employee and Independent Contractor Awards. The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Employees and Independent Contractors who are to be the recipients of such Awards. Each Award may be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion, including any treatment upon a Change in Control, and shall be accepted by the Participant to whom the Award is made. Awards may consist of those listed in this Section 7 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company, its Affiliates and Subsidiaries, or achievement of specific performance or business objectives. Upon the termination of service with the Company, its Affiliates and Subsidiaries of a Participant, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.

(a)
Stock Option. An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. The price at which a share of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which they become exercisable, shall be determined by the Committee. Only Employees may be granted Incentive Options. The term of Options shall not exceed ten years from the date of grant. Any Option (i) that remains outstanding as of the last day of its term, (ii) has an exercise price per share that is less than the Fair Market Value of a share of Common Stock as of such day and (iii) whose exercise is prohibited as of such day pursuant to the operation of the Company’s insider trading policy, shall be automatically exercised (without any action on the part of the Participant holding such Option) by (A) foregoing the delivery of shares of Common Stock otherwise deliverable upon the exercise of the Option pursuant to Section 10 in an amount sufficient to pay the exercise price of the Option and (B) satisfying tax withholding obligations pursuant to Section 11 by withholding from the shares of Common Stock otherwise deliverable upon the exercise of the Option using the minimum tax rate applicable to the Participant. Each Participant who receives Options pursuant to the Plan shall be deemed to have accepted this automatic exercise provision as a condition of receiving the Option.

(b)
Stock Appreciation Right. An Award may be in the form of a SAR. The per share strike price for a SAR shall be not less than the Fair Market Value of the Common Stock on the date on which the SAR is granted. The terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs, whether the SAR will be settled in cash or stock and the date or dates upon which they become exercisable, shall be determined by the Committee. The term of SARs shall not exceed ten years from the date of grant. Any SAR (i) that remains outstanding as of the last day of its term, (ii) has a strike price per share that is less than the Fair Market Value of a share of Common Stock as of such day and (iii) whose exercise is prohibited as of such day pursuant to the operation of the Company’s insider trading policy, shall be automatically exercised (without any action on the part of the Participant holding such SAR) and any tax withholding obligations will be satisfied pursuant to Section 11 by withholding from the cash or shares of Common Stock otherwise deliverable upon the exercise of the SAR using the minimum tax rate applicable to the Participant. Each Participant who receives SARs pursuant to the Plan shall be deemed to have accepted this automatic exercise provision as a condition of receiving the SAR.

(c)	Stock Award. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee.

(d)	Cash Award. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

(e)
Performance Award. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. A Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more Performance Goals, either individually or in any combination, established by the Committee and specified in the award agreement.

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The amount of cash or shares payable or vested pursuant to Performance Awards may be adjusted upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards made pursuant to this Plan shall be determined by the Committee.

8.	Director Awards.

(a)
The Board has the sole authority to grant Awards to Non-employee Directors from time to time in accordance with this Section 8. Such Awards may consist of the forms of Award described in Section 7, other than Incentive Options, and shall be granted subject to such terms and conditions as specified in Section 7.

(b)
No Non-employee Director may be granted during any calendar year Awards having a fair value determined on the date of grant when added to all cash compensation paid to the Non-employee Director (in his capacity as Non-employee Director) during the same calendar year in excess of $1,000,000.

9.	Payment of Awards.

(a)
General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine. Any statement of ownership evidencing such Restricted Stock shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto.

(b)
Dividends and Interest. In the discretion of the Committee, rights to dividends or Dividend Equivalents may be extended to and made part of any Stock Award or Performance Award, but such dividends or Dividend Equivalents shall be accrued and held by the Company and paid, without interest, within 10 days following the lapse of the restrictions on the Stock Award or Performance Award. For the avoidance of doubt, dividends and Dividend Equivalents will not, in any event, be payable until the restrictions on the underlying Stock Award or Performance Award have lapsed. In the event the Stock Award or Performance Award is forfeited, dividends and Dividend Equivalents paid with respect to such shares during the Restriction Period shall also be forfeited. No Dividend Equivalents may be paid in respect of an Award of Options or SARs.

10.
Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if elected by the optionee, the optionee may purchase such shares by means of tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants to tender Common Stock. The Committee may provide for procedures to permit the exercise or purchase of such Awards by foregoing the delivery of shares of Common Stock otherwise deliverable upon the exercise of the Option or by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award.

11.
Taxes. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by (i) the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award or (ii) withholding from the shares otherwise deliverable under the Award, in either case with respect to which withholding is required, up to the maximum tax rate applicable to the Participant, as determined by the Committee. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

12.
Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements.

13.
Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement, no Award or any other benefit under this Plan constituting a derivative security within the meaning of Rule 16a-1(c) under the Exchange Act shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order in a form acceptable to the Committee. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 13 shall be null and void.

14.	Adjustments.

(a)
The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)
In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise or other price in respect of such Awards, and (iv) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Board to reflect such event; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards.

(c)
In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to outstanding Awards or other provisions for the disposition of outstanding Awards as it deems equitable, and shall be authorized, in its discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for an outstanding Award or the assumption of an outstanding Award, regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the outstanding Award and, if the transaction is a cash merger, to provide for the termination of any portion of the Award that remains unexercised at the time of such transaction or (iii) to provide for the acceleration of the vesting and exercisability of an outstanding Award and the cancellation thereof in exchange for such payment of such cash or property as shall be determined by the Board in its sole discretion, which for the avoidance of doubt in the case of Options or SARs (whether stock- or cash-settled) shall be the excess, if any, of the Fair Market Value of the shares of Common Stock subject to the Option or SAR on such date over the aggregate exercise price of such Award; provided, however, that no such adjustment shall increase the aggregate value of any outstanding Award. No adjustment or substitution pursuant to this Section 14 shall be made in a manner that results in noncompliance with Section 409A of the Code, to the extent applicable.

15.
Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. It is the intent of the Company that grants of Awards under this Plan comply with Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act unless otherwise provided herein or in an Award Agreement and that any ambiguities or inconsistencies in the construction of such an Award or this Plan be interpreted to give effect to such intention. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions. The Committee may also impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant, other subsequent transfers by the Participant of any shares of Common Stock issued as a result of or under an Award, or the exercise of Options and SARs, including without limitation, restrictions under an insider trading policy.

16.
Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

17.
Section 409A of the Code. All Awards under this Plan are intended either to be exempt from, or to comply with the requirements of Section 409A, and this Plan and all Awards shall be interpreted and operated in a manner consistent with that intention. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an applicable tax under Section 409A, that Plan provision or Award shall be reformed to avoid imposition of the applicable tax and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

18.
Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

19.
Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Committee, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to the provisions of any clawback policy implemented by the Company, which clawback policy may provide for forfeiture, repurchase or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, the Company reserves the right, without the consent of any Participant, to adopt any such clawback policies and procedures.

20.
No Right to Employment or Continued Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or any Subsidiary. Further, nothing in this Plan or an Award Agreement constitutes any assurance or obligation of the Board to nominate any Non-employee Director for re-election by the Company’s stockholders.

21.	Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company by merger, consolidation or otherwise.

22.
Effectiveness. This Plan, as approved by the Board on March 21, 2018, shall be effective as of the Effective Date, the date on which it was approved by the stockholders of the Company. This Plan shall continue in effect for a term of ten years after the Effective Date, unless sooner terminated by action of the Board. Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval by the holders of a majority of shares of Common Stock present, or represented, and entitled to vote at a meeting of the Company’s stockholders at the Company’s 2018 annual stockholders meeting to be held on May 10, 2018 or any adjournment or postponement thereof. If the stockholders of the Company should fail to so approve this Plan on such date, this Plan shall not be of any force or effect and the Prior Plan shall continue in force and effect.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.

CALLON PETROLEUM COMPANY

By:
Title:

Appendix B

	2Q17	3Q17	4Q17
EBITDA Reconciliation

Net income (loss)	$33,390	$17,081	$22,824
Adjustments:
Write-down of oil and natural gas properties	—	—	—
Net (gain) loss on derivatives, net of settlements	(10,761)	12,947	26,037
Non-cash stock-based compensation expense	6,850	1,952	2,101
Loss on early redemption of debt	—	—	—
Withdrawn proxy contest expenses	—	—	—
Acquisition expense	2,373	205	(112)
Income tax expense	322	237	248
Interest expense	589	444	461
Depreciation, depletion and amortization	26,765	29,132	37,222
Accretion expense	208	131	154
EBITDA	$59,736	$62,129	$88,935

Debt/LQA EBITDA Reconciliation

Debt at December 31, 2017			$625,000
LQA EBITDA			$355,740
Debt/LQA EBITDA			1.8x

Debt/LTQA EBITDA Reconciliation

Debt at December 31, 2017			$625,000
LTQA EBITDA			$281,067
Debt/LTQA EBITDA			2.2x

CALLON PETROLEUM COMPANY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 10, 2018 AT 9:00 AM CDT

The undersigned hereby appoints B.F. Weatherly and Michol L. Ecklund and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution and re-substitution, to vote all the shares of Common Stock of Callon Petroleum Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 10, 2018 in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120, and at any adjournments or postponements thereof, with all the powers the undersigned would have if personally present as follows.

IF NO DIRECTION AS TO THE MANNER OF VOTING THIS PROXY IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, AND 4, AS INDICATED ON THE REVERSE SIDE HEREOF.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in favor.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

Please mark votes as in this example ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1, 2, 3, AND 4.

1. Election of Directors:

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
01 Barbara J. Faulkenberry	☐	☐	☐
02 L. Richard Flury			☐
03 Joseph C. Gatto, Jr.			☐

2. The approval, by non-binding advisory vote, of the compensation of our named executive officers.

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

5. The transaction of such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

Date: ____________________

____
Signature

CONTROL NUMBER

____
Signature (if held jointly)

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

SCAN TO VIEW MATERIALS & VOTE W

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone.

If you vote by phone, fax or Internet, please DO NOT mail your proxy card.

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALVote.com/CPE

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.